Exhibit 4.1

ANNUAL INFORMATION FORM

FOR HYDRO ONE LIMITED

FOR THE YEAR ENDED DECEMBER 31, 2017

March 29, 2018

TABLE OF CONTENTS

GLOSSARY	1

PRESENTATION OF INFORMATION	5

FORWARD-LOOKING INFORMATION	6

ELECTRICITY INDUSTRY OVERVIEW	10

General Overview	10

Overview of an Electricity System	10

THE ELECTRICITY INDUSTRY IN ONTARIO	10

Regulation of Transmission and Distribution	10

Transmission	12

Distribution	12

Recent Developments at Hydro One	13

Recent Legislative Amendments Affecting the Electricity Industry Generally and Related Issues	13

Legislative Provisions Specific to Hydro One	16

Elimination of Certain Legislation With Respect to Hydro One	17

RATE-REGULATED UTILITIES	18

Rate Applications in Ontario	18

CORPORATE STRUCTURE	19

Incorporation and Office	19

Corporate Structure and Subsidiaries	19

GENERAL DEVELOPMENT OF THE BUSINESS	21

Chronological Development of the Business	21

General Development of the Business	25

BUSINESS OF HYDRO ONE	26

Business Segments	26

Transmission Business	27

Distribution Business	34

Other Business	39

Indigenous Communities	40

Outsourced Services	40

Employees	41

Health, Safety and Environmental Management	41

Environmental Regulation	42

Insurance	43

Ombudsman	43

Reorganizations	44

RISK FACTORS	44

DIVIDENDS	45

Dividend Policy	45

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Dividend Reinvestment Plan	46

DESCRIPTION OF CAPITAL STRUCTURE	46

General Description of Capital Structure	46

Common Shares	46

Preferred Shares	47

Convertible Debentures and Instalment Receipts	48

CREDIT RATINGS	49

MARKET FOR SECURITIES	50

Trading Price and Volume	50

DIRECTORS AND OFFICERS	51

Directors and Executive Officers	51

Information Regarding Certain Directors and Executive Officers	56

Corporate Cease Trade Orders and Bankruptcies	56

Penalties or Sanctions	57

Conflicts of Interest	57

Indebtedness of Directors and Executive Officers	57

AUDIT COMMITTEE	57

Relevant Education and Experience	58

Pre-Approval Policies and Procedures	60

Auditors’ Fees	60

AGREEMENTS WITH PRINCIPAL SHAREHOLDER	61

Governance Agreement	61

Registration Rights Agreement	67

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	68

Relationships with the Province and Other Parties	68

MATERIAL CONTRACTS	70

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	71

INTEREST OF EXPERTS	72

TRANSFER AGENT AND REGISTRAR	72

ADDITIONAL INFORMATION	73

SCHEDULE “A”	74

AUDIT COMMITTEE MANDATE	74

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GLOSSARY

When used in this annual information form, the following terms have the meanings set forth below unless expressly indicated otherwise:

“$” or “dollar” means Canadian Dollars.

“2016 Underwriting Agreement” has the meaning given to it under “Material Contracts”.

“2017 Long-Term Energy Plan” has the meaning given to it under “Electricity Industry in Ontario – Recent Legislative Amendments Affecting the Electricity Industry Generally – 2017 Long-Term Energy Plan”.

“Agreement and Plan of Merger” has the meaning given to it under “Material Contracts”.

“Annual MD&A” means management’s discussion and analysis for Hydro One Limited for the year ended December 31, 2017, as filed on SEDAR under Hydro One Limited’s profile at www.sedar.com.

“Auditor General Act” means the Auditor General Act, RSC 1985, c A-17.

“Board” means the Board of Directors of Hydro One Limited.

“Bridge Facilities” has the meaning given to it under “General Development of the Business – Chronological Development of the Business – 2017 – Acquisition of Avista Corporation”.

“Burden Reduction Act” means the Burden Reduction Act, 2017, SO 2017, c 2 - Bill 27.

“Canada Business Corporations Act” means the Canada Business Corporations Act, RSC 1985, c C-44.

“CDM” means conservation and demand management.

“Climate Change Mitigation and Low-carbon Economy Act” means the Climate Change Mitigation and Low-carbon Economy Act, 2016, SO 2016, c 7.

“common shares” means the common shares in the capital of Hydro One Limited.

“Companies’ Creditors Arrangement Act” means Companies’ Creditors Arrangement Act, RSC 1985, c C-36.

“Convertible Debenture Offering” has the meaning given to it under “General Development of the Business – Chronological Development of the Business – 2017 – Convertible Debenture Offering”.

“Custom IR Method” has the meaning given to it under “Business of Hydro One – Transmission Business – Regulation – Transmission Rate Setting”.

“Debentures” has the meaning given to it under “Description of Capital Structure – Convertible Debentures and Instalment Receipts”.

“DMS” has the meaning given to it under “Business of Hydro One – Distribution Business – Regulation – Capital Expenditures”.

“Electricity Act” means the Electricity Act, 1998, SO 1998, c 15, Schedule A.

“Energy Statute Law Amendment Act” means the Energy Statute Law Amendment Act, 2016, SO 2016, c 10.

“Environmental Assessment Act” means the Environmental Assessment Act, RSO 1990, c E-18.

“Fair Hydro Act” means the Ontario Fair Hydro Plan Act, 2017, SO 2017, c 16, Schedule 1.

“Final Instalment” has the meaning given to it under “Description of Capital Structure – Convertible Debentures and Instalment Receipts”.

“Final Instalment Date” has the meaning given to it under “Description of Capital Structure – Convertible Debentures and Instalment Receipts”.

“Financial Administration Act” means the Financial Administration Act, RSC 1985, c F-11.

“First Nations Delivery Credit” means the credit pursuant to the First Nations Delivery Credit (On-Reserve Consumers Under Section 79.4 of the Act), O Reg 197/17, enacted pursuant to the Ontario Energy Board Act.

“Governance Agreement” means the governance agreement dated November 5, 2015 between Hydro One Limited and the Province.

“Great Lakes Power” means Great Lakes Power Transmission LP.

“Green Energy Act” means the Green Energy Act, 2009, SO 2009, c 12, Schedule A.

“GWh” means gigawatt-hours.

“Haldimand Hydro” means Haldimand County Utilities Inc.

“Hydro One” or the “Company” have the meanings given to such terms set out under “Presentation of Information”.

“Hydro One Inc.” has the meaning given to it under “Presentation of Information”.

“Hydro One Limited” has the meaning given to it under “Presentation of Information”.

“Hydro One Sault Ste. Marie LP” has the meaning given to it under “General Development of the Business – Chronological Development of the Business – 2016 – Acquisition of Great Lakes Power”.

“IESO” means the Independent Electricity System Operator.

“Income Tax Act” means the Income Tax Act, RSC 1985, c 1 (5th Supp).

“Indian Act” means the Indian Act, RSC 1985, c I-5.

“Instalment Receipt Agreement” has the meaning given to it under “Material Contracts”.

“July 2017 Underwriting Agreement” has the meaning given to it under “Material Contracts”.

“kV” means kilovolt.

“kW” means kilowatt.

“Make-Whole Payment” has the meaning given to it under “Description of Capital Structure – Convertible Debentures and Instalment Receipts”.

“management” has the meaning given to it under “Presentation of Information”.

“Market Rules” means the rules made under section 32 of the Electricity Act that are administered by the IESO.

“May 2017 Underwriting Agreement” has the meaning given to it under “Material Contracts”.

“Merger” has the meaning given to it under “General Development of the Business – Chronological Development of the Business – 2017 – Acquisition of Avista Corporation”.

“Minister of Energy” means the minister of the Ministry of Energy for the Province.

“National Energy Board Act” means the National Energy Board Act, RSC 1985, c N-7.

“NERC” has the meaning given to it under “The Electricity Industry in Ontario – Regulation of Transmission and Distribution – IESO”.

“Net Metering Regulation” means the Net Metering, O Reg 541/05, enacted pursuant to the Ontario Energy Board Act.

“Norfolk Power” means Norfolk Power Inc.

“NPCC” has the meaning given to it under “The Electricity Industry in Ontario – Regulation of Transmission and Distribution – IESO”.

“Nuclear Fuel Waste Act” means the Nuclear Fuel Waste Act, SC 2002, c 23.

“OBCA” means the Business Corporations Act (Ontario), RSO 1990, c B-16.

“OEB” means the Ontario Energy Board.

“Ontario” or the “province” has the meaning given to it under “Presentation of Information”.

“Ontario Energy Board Act” means the Ontario Energy Board Act, 1998, SO 1998, c 15, Schedule B.

“Ontario Fair Hydro Plan” has the meaning given to it under “Electricity Industry in Ontario – Recent Legislative Amendments Affecting the Electricity Industry Generally and Related Issues – Ontario Fair Hydro Plan”.

“Ontario Rebate for Electricity Consumers Act” means the Ontario Rebate for Electricity Consumers Act, 2016, SO 2016, c 19.

“OPEBs” means other post-employment benefits.

“Operating Credit Facility” has the meaning given to it under “Description of Capital Structure – Convertible Debentures and Instalment Receipts”.

“Orillia Power” means Orillia Power Distribution Corporation.

“PCB” means polychlorinated biphenyls.

“Protecting Vulnerable Energy Consumers Act” means the Protecting Vulnerable Energy Consumers Act, 2017, SO 2017, c 1 - Bill 95.

“Province” has the meaning given to it under “Presentation of Information”.

“Registration Rights Agreement” means the registration rights agreement dated November 5, 2015 between Hydro One Limited and the Province.

“Removal Notice” has the meaning given to it under “Agreements with Principal Shareholder – Governance Agreement – Governance Matters – Election and Replacement of Directors – Province’s Right to Replace the Board”.

“Reserve” means a “reserve” as that term is defined in the Indian Act.

“Revenue Cap Index” has the meaning given to it under “Business of Hydro One – Transmission Business – Regulation – Transmission Rate Setting”.

“RRF” has the meaning given to it under “Business of Hydro One – Distribution Business – Regulation – Distribution Rates”.

“Share Ownership Restrictions” has the meaning given to it under “The Electricity Industry in Ontario – Legislative Provisions Specific to Hydro One – 10% Ownership Restriction”.

“shares” has the meaning given to it under “Agreements with Principal Shareholder – Registration Rights Agreement – Demand Registration”.

“Special Board Resolution” has the meaning given to it under “Agreements with Principal Shareholder – Governance Agreement – Governance Matters – Board Approvals Requiring a Special Resolution of the Directors”.

“Specified Provincial Entity” has the meaning given to it under “Agreements with Principal Shareholder – Governance Agreement – Governance Matters – Nomination of Directors – Independence”.

“Taxation Act” means the Taxation Act, 2007, SO 2007, c 11, Schedule A.

“trust assets” has the meaning given to it under “Interest of Management and Others in Material Transactions – Relationships with the Province and Other Parties – Transfer Orders”.

“TS” means transmission station.

“TSX” means the Toronto Stock Exchange.

“TWh” means terawatt-hours.

“U.S. GAAP” means United States Generally Accepted Accounting Principles.

“Voting Securities” means a security of Hydro One Limited carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

“Woodstock Hydro” means Woodstock Hydro Holdings Inc.

PRESENTATION OF INFORMATION

Unless otherwise specified, all information in this annual information form is presented as at December 31, 2017.

Capitalized terms used in this annual information form are defined under “Glossary”. Words importing the singular number include the plural, and vice versa, and words importing any gender include all genders. The Annual MD&A and the audited consolidated financial statements of Hydro One Limited as at and for the year ended December 31, 2017, are specifically incorporated by reference into and form an integral part of this annual information form. Copies of these documents have been filed with the Canadian securities regulatory authorities and are available on SEDAR at www.sedar.com.

Unless otherwise noted or the context otherwise requires, references to “Hydro One” or the “Company” refer to Hydro One Limited and its subsidiaries taken together as a whole. References to “Hydro One Inc.” refer only to Hydro One Inc. and references to “Hydro One Limited” refer only to Hydro One Limited.

In addition, “Province” refers to the Province of Ontario as a provincial government entity, and “Ontario” or the “province” in lower case type refers to the Province of Ontario as a geographical area. References to “management” in this annual information form mean the persons who are identified as executive officers of Hydro One Limited and its subsidiaries, as applicable, in this annual information form. Any statements made by or on behalf of management are made in such persons’ respective capacities as executive officers of Hydro One Limited and its subsidiaries, as applicable, and not in their personal capacities. See “Directors and Officers” for more information.

This annual information form refers to certain terms commonly used in the electricity industry, such as “rate-regulated”, “rate base” and “return on equity”. Rate base is an amount that a utility is required to calculate for regulatory purposes, and refers to the net book value of the utility’s assets for regulatory purposes. Return on equity is a percentage that is set or approved by a utility’s regulator and represents the rate of return that a regulator allows the utility to earn on the equity component of the utility’s rate base. See also “Rate-Regulated Utilities”.

In this annual information form, all dollar amounts are expressed in Canadian dollars unless otherwise indicated. All references to “$” or “dollars” refers to Canadian dollars. Hydro One Limited and Hydro One Inc. prepare and present their financial statements in accordance with U.S. GAAP.

FORWARD-LOOKING INFORMATION

Certain information in this annual information form contains “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking information in this annual information form is based on current expectations, estimates, forecasts and projections about Hydro One’s business and the industry in which Hydro One operates and includes beliefs of and assumptions made by management. Such statements include, but are not limited to, statements related to: Hydro One’s strategy and goals; the Company’s transmission and distribution rate applications, and resulting rates and impacts; expected impacts of changes to the electricity industry; the Company’s maturing debt and standby credit facilities; expectations regarding the Company’s financing activities; credit ratings; ongoing and planned projects and/or initiatives, including expected results and timing; expected future capital expenditures, the nature and timing of these expenditures, including the Company’s plans for sustaining and development capital expenditures for its distribution and transmission systems; expectations regarding allowed return on equity; expectations regarding the ability of the Company to recover expenditures in future rates; the OEB; the motion and the appeal in respect of the OEB’s September 28, 2017 decision, including the expected impact on Hydro One if the OEB’s decision is upheld; future pension contributions, the pension plan and valuations; impacts of OEB treatment of pension and OPEB costs; expectations regarding the ability to negotiate collective agreements consistent with rate orders and to maintain stable outsourcing arrangements; expectations related to work force demographics; expectations regarding taxes; occupational rights; expectations regarding load growth; the regional planning process; expectations related to Hydro One’s CDM requirements and targets; the Company’s customer focus and related initiatives; statements related to the Company’s relationships with Indigenous communities; statements related to environmental matters, and the Company’s expected future environmental and remediation expenditures; expectations related to the effect of interest rates; the Company’s reputation; cyber and data security; the Company’s relationship with the Province; future sales of shares of Hydro One; acquisitions and consolidation opportunities, including the Company’s acquisition of Orillia Power and Avista Corporation; participation in Hydro One’s Winter Relief Program; expectations regarding the Governance Agreement and other agreements with the Province; expectations regarding Hydro One’s earnings per common share following completion of the Merger; the Debentures; the Province’s waiver of its pre-emptive right under the Governance Agreement to participate in the Convertible Debenture Offering; the Company’s financing strategy and foreign currency hedging relating to the acquisition of Avista Corporation; litigation relating to the Merger; expectations regarding the manner in which Hydro One will operate; expectations regarding Hydro One’s dividend policy and the Company’s intention to declare and pay dividends, including the target payout ratio of 70% to 80% of net income; implementation of the 2017 Long-Term Energy Plan; the Fair Hydro Plan, including expected outcomes and impacts; potential conflicts of interest; and legal proceedings in which Hydro One is currently involved.

Words such as “aim”, “could”, “would”, “expect”, “anticipate”, “intend”, “attempt”, “may”, “plan”, “will”, “believe”, “seek”, “estimate”, “goal”, “target”, and variations of such words and similar expressions are intended to identify such forward-looking information. These statements are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed, implied or forecasted in such forward-looking information. Hydro One does not intend, and it disclaims any obligation to update any forward-looking information, except as required by law.

The forward-looking information in this annual information form is based on a variety of factors and assumptions including, but not limited to: no unforeseen changes in the legislative and operating framework for Ontario’s electricity market; favourable decisions from the OEB and other regulatory bodies concerning outstanding and future rate and other applications, including the required regulatory approvals relating to the Merger and other conditions precedent to closing the Merger; no unexpected delays in obtaining the required approvals; no unforeseen changes in rate orders or rate setting methodologies for Hydro One’s distribution and transmission businesses; no unfavourable changes in environmental regulation; continued use of U.S. GAAP; a stable regulatory environment; the ability to obtain a bridge credit facility to finance a portion of the cash purchase price of the Merger and Merger-related costs; the ability to obtain permanent financing in respect of the Merger; and no significant event occurring outside the ordinary course of business. These assumptions are based on information currently available to Hydro One, including information obtained from third-party sources. Actual results may differ materially from those predicted by such forward-looking information. While Hydro One does not know what impact any of these differences may have, Hydro One’s business, results of operations, financial condition and credit stability may be materially adversely affected if any such differences occur. Factors that could cause actual results or outcomes to differ materially from the results expressed or implied by forward-looking information include, among other things:

•

risks associated with the Province’s share ownership of Hydro One and other relationships with the Province, including potential conflicts of interest that may arise between Hydro One, the Province and related parties;

•	regulatory risks and risks relating to Hydro One’s revenues, including risks relating to rate orders, actual performance against forecasts and capital expenditures;

•	the risk that the Company may be unable to comply with regulatory and legislative requirements or that the Company may incur additional costs for compliance that are not recoverable through rates;

•

the risks relating to the Merger, including (i) the risk that Hydro One may fail to complete the Merger, (ii) uncertainty regarding the length of time required to complete the Merger, (iii) the risk that the purchase price for Avista Corporation could increase, and (iv) the risk that the anticipated benefits of the Merger may not materialize or may not occur within the time periods contemplated by Hydro One;

•

the risk of exposure of the Company’s facilities to the effects of severe weather conditions, natural disasters or other unexpected occurrences for which the Company is uninsured or for which the Company could be subject to claims for damage;

•	public opposition to and delays or denials of the requisite approvals and accommodations for the Company’s planned projects;

•	the risk that Hydro One may incur significant costs associated with transferring assets located on Reserves;

•

the risks associated with information system security and with maintaining a complex information technology system infrastructure, including risks of cyber-attacks or unauthorized access to corporate and information technology systems;

•	the risks related to the Company’s work force demographic and its potential inability to attract and retain qualified personnel;

•	the risk of labour disputes and inability to negotiate appropriate collective agreements on acceptable terms consistent with the Company’s rate decisions;

•	the risk that the Company is not able to arrange sufficient cost-effective financing to repay maturing debt and to fund capital expenditures;

•

the risks related to the financing of the Merger, including (i) the potential unavailability of a bridge credit facility to finance a portion of the cash purchase price of the Merger and Merger-related costs, and (ii) alternative sources of funding that would be used to replace the Bridge Credit Facility may not be available when needed;

•	risks related to Hydro One substantially increasing the amount of its indebtedness following the Merger;

•	risks associated with fluctuations in interest rates and failure to manage exposure to credit risk;

•	the risk that the Company may not be able to execute plans for capital projects necessary to maintain the performance of the Company’s assets or to carry out projects in a timely manner;

•	the risk of non-compliance with environmental regulations or failure to mitigate significant health and safety risks and inability to recover environmental expenditures in rate applications;

•	the risk that assumptions that form the basis of the Company’s recorded environmental liabilities and related regulatory assets may change;

•

the risk of not being able to recover the Company’s pension expenditures in future rates and uncertainty regarding the future regulatory treatment of pension, other post-employment benefits and post-retirement benefits cost;

•	the potential that Hydro One may incur significant expenses to replace functions currently outsourced if agreements are terminated or expire before a new service provider is selected;

•	the risks associated with economic uncertainty and financial market volatility;

•	the inability to prepare financial statements using U.S. GAAP; and

•	the impact of the ownership by the Province of lands underlying the Company’s transmission system.

Hydro One cautions the reader that the above list of factors is not exhaustive. Some of these and other factors are discussed in more detail under the heading “Risk Management and Risk Factors” in the Annual MD&A. You should review such section in detail, including the matters referenced therein.

In addition, Hydro One cautions the reader that information provided in this annual information form regarding Hydro One’s outlook on certain matters, including potential future expenditures, is provided in order to give context to the nature of some of Hydro One’s future plans and may not be appropriate for other purposes.

ELECTRICITY INDUSTRY OVERVIEW

General Overview

The electricity industry is made up of businesses that generate, transmit, distribute and sell electricity. While traditionally a mature and stable industry, innovation and technological change are expected to have a significant impact on the industry in the foreseeable future. Hydro One’s business is focused on the transmission and distribution of electricity.

•	Transmission refers to the delivery of electricity over high voltage lines, typically over long distances, from generating stations to local areas and large industrial customers.

•	Distribution refers to the delivery of electricity over low voltage power lines to end users such as homes, businesses and institutions.

Overview of an Electricity System

The basic configuration of a typical electricity system showing electricity generation, transmission and distribution is illustrated in the following diagram:

Transmission and distribution networks are sometimes referred to as the “electricity grid” or simply “the grid”. For simplicity, the diagram above does not show customers directly connected to the transmission system or distributed generation sources or other distributors that may be connected to the distribution system.

THE ELECTRICITY INDUSTRY IN ONTARIO

Regulation of Transmission and Distribution

General

The Electricity Act and the Ontario Energy Board Act establish the general legislative framework for Ontario’s electricity market. The activities of transmitters and distributors in Ontario are overseen by three main regulatory authorities: (i) the OEB, (ii) the IESO, and (iii) the National Energy Board. The Minister of Energy is responsible for developing long-term energy plans and has the power to issue directives to the IESO and the OEB regarding implementation of such plans.

Ontario Energy Board

The OEB is an independent regulatory agency. The Ontario Energy Board Act provides the OEB with the authority to regulate Ontario’s electricity market, including the activities of transmitters and distributors.

The OEB has the following legislated objectives in relation to the electricity industry:

•	to protect the interests of consumers with respect to prices and the adequacy, reliability and quality of electricity service,

•	to promote the education of consumers,

•

to promote economic efficiency and cost effectiveness in the generation, transmission, distribution, sale and demand management of electricity and to facilitate the maintenance of a financially viable electricity industry,

•	to promote electricity conservation and demand management in a manner consistent with the policies of the Province, including having regard to the consumer’s economic circumstances,

•	to facilitate the implementation of a smart grid in Ontario, and

•

to promote the use and generation of electricity from renewable energy sources in a manner consistent with the policies of the Province, including the timely expansion or reinforcement of transmission systems and distribution systems to accommodate the connection of renewable energy generation facilities.

The OEB is responsible for, among other things, approving transmission and distribution rates in Ontario. It also approves the construction, expansion, or reinforcement of transmission lines greater than two kilometres in length, as well as mergers, acquisitions, amalgamations and divestitures involving distributors, transmitters and other entities which it licenses. The activities of transmitters and distributors are subject to the conditions of their licenses and a number of industry codes issued by the OEB. These codes and other requirements prescribe minimum standards of conduct and service for licensed participants in the electricity market.

On December 14, 2017, the Province announced that it is establishing a panel to modernize the OEB. The panel has been given a mandate including reviewing how the OEB can continue to protect consumers amidst a rapidly changing sector, support innovation and new technologies, and how the OEB should be structured and resourced to deliver on its changing role. The panel is expected to report back to the Province by the end of 2018.

On December 18, 2017, the OEB posted its Strategic Blueprint: Keeping Pace with the Evolving Energy Sector. This document sets out the OEB’s commitment to modernize its approach to regulation over the next five years.

IESO

The IESO delivers key services across the electricity sector including managing the power system in real-time, planning for Ontario’s future energy needs, enabling conservation and designing a more efficient electricity marketplace to support sector evolution. It is governed by a board whose chair and directors are appointed by the Province. The IESO also coordinates province-wide conservation efforts.

Transmitters and other wholesale market participants must comply with the Market Rules issued by the IESO. The Market Rules require transmitters to comply with mandatory North American reliability standards for transmission issued by the North American Electric Reliability Corporation (“NERC”) and the Northeast Power Coordinating Council, Inc. (“NPCC”). The IESO enforces these reliability standards and coordinates with system operators and reliability agencies in other jurisdictions to ensure energy adequacy and security across the interconnected bulk electricity system in North America.

National Energy Board

The National Energy Board is an independent federal regulatory agency. Most of the National Energy Board’s responsibilities are set out in the National Energy Board Act and it has jurisdiction over the construction and operation of international power lines, as well as interprovincial lines that are designated as being under federal jurisdiction (of which there are currently none). As Hydro One owns and operates 11 active international power lines connecting Ontario’s transmission system with transmission systems in Michigan, Minnesota and New York, Hydro One is required to hold several certificates and permits issued by the National Energy Board and is subject to its mandatory electricity reliability standards and reporting requirements.

Transmission

Transmission companies own and operate transmission systems that deliver electricity over high voltage lines. Hydro One’s transmission system accounts for approximately 98% of Ontario’s electricity transmission capacity based on the revenues approved by the OEB. The Company’s transmission system is interconnected to systems in Manitoba, Michigan, Minnesota, New York and Quebec and is part of the North American electricity grid’s Eastern Interconnection. The Eastern Interconnection is a contiguous electricity transmission system that extends from Manitoba to Florida and from east of the Rocky Mountains to the North American east coast. Being part of the Eastern Interconnection provides benefits to Ontario, such as greater security and stability for Ontario’s transmission system, emergency support when there are generation constraints or shortages in Ontario, and the ability to exchange electricity with other jurisdictions.

Distribution

Distributors own and operate distribution systems that deliver electricity over power lines at voltages of 50kV or less to end users. In Ontario, as per the OEB’s 2016 Yearbook of Electricity Distributors, as at December 31, 2016, 68 local distribution companies provided electricity to approximately five million customers. The distribution industry in Ontario is fragmented, with the 15 largest local distribution companies accounting for approximately 80% of the province’s customers.

Through its wholly-owned subsidiary Hydro One Inc., Hydro One owns the largest local distribution company in Ontario, which serves over 1.3 million predominantly rural customers, or approximately 26% of the total number of customers in Ontario.

A local distribution company is responsible for distributing electricity to customers in its OEB-licensed service territory, and in some cases to other distributors. A service territory may cover large portions or all of a particular municipality, or an otherwise-defined geographic area. Distribution customers include homes, commercial and industrial businesses and institutions such as governments, schools and hospitals.

Recent Developments at Hydro One

On March 16, 2018, the OEB issued a letter which expects Hydro One Networks Inc. to file (i) a 4-year transmission rate application in 2019-2022; and (ii) a joint distribution-transmission rate application for 2023-2027.

Recent Legislative Amendments Affecting the Electricity Industry Generally and Related Issues

Tax Incentives

Tax incentives were included in the 2015 Ontario Budget to promote consolidation in the electricity distribution sector. The 2015 Ontario Budget announced a reduction in the tax rate for transfers of electricity assets from 33% to 22% and to NIL for distributors with fewer than 30,000 customers. In addition, the budget also introduced a capital gains exemption where capital gains arise as a result from exiting the payments in lieu of corporate taxes regime. These changes apply for the period beginning January 1, 2016, and ending December 31, 2018.

Energy Statute Law Amendment Act

The Energy Statute Law Amendment Act came into force in 2016. This act amended various sections of the Ontario Energy Board Act, the Electricity Act and the Green Energy Act. In particular, the Energy Statute Law Amendment Act amended the Electricity Act to require the Minister of Energy to produce long-term energy plans that may require the OEB and the IESO to issue implementation plans to achieve the objectives of those plans and to guide the OEB by such plans’ objectives in exercising its powers and performing its duties.

Ontario 2017 Long-Term Energy Plan

In 2017, the Province released its 2017 Long-Term Energy Plan, which sets out a number of initiatives for Ontario’s energy system over the coming years, including: ensuring affordable and accessible energy, ensuring a flexible energy system, innovating to meet the future, improving value and performance for consumers, strengthening our commitment to energy conservation and efficiency, responding to the challenge of climate change, supporting First Nation and Métis capacity and leadership, and supporting regional solutions and infrastructure. Additional details about certain key aspects of the 2017 Long-Term Energy Plan are set out below.

The Minister of Energy issued directives to the IESO and the OEB to develop implementation plans to meet objectives outlined in the 2017 Long-Term Energy Plan, such implementation plans to be submitted to the Minister of Energy by January 31, 2018. The IESO and OEB submitted their implementation plans to the Minister on January 31, 2018 and on February 15, 2018, the Minister of Energy approved the implementation plans. Certain aspects of the 2017 Long-Term Energy Plan are detailed below, in “Ontario Fair Hydro Plan” and “Expanded Net Metering”.

Ontario Fair Hydro Plan

In March 2017, the Province announced the Ontario Fair Hydro Plan, which proposed measures to reduce electricity bills by an average of 25% for residential customers as well as initiatives to reduce costs for businesses. This plan includes the eight percent electricity bill rebate that was introduced in January 2017 (through the Ontario Rebate for Electricity Consumers Act) and builds on previously announced government initiatives to deliver rate relief on electricity bills.

The Fair Hydro Act, which act came into force on June 1, 2017, puts in place the framework for giving effect to the Fair Hydro Plan initiatives.

The Ontario Fair Hydro Plan includes:

•

Refinancing a portion of the global adjustment over a longer period of time. The global adjustment is payable by Ontario electricity customers, and was established by the Province to pay costs associated with contracted and rate-regulated generation, as well as conservation and demand management programs in Ontario.

•	Provision for or broadening of electricity accessibility and assistance programs, including,

¡

Establishing an Affordability Fund to provide energy conservation and efficiency measures to certain Ontario electricity customers who are not eligible for low-income conservation programs and who need support to improve the energy efficiency of their homes.

¡	Enhancing distribution rate protection for eligible rural customers of Hydro One and certain other distributors whose customers have higher distribution charges compared to other areas.

¡	Establishing a First Nations Delivery Credit to eliminate electricity delivery charges for all on-reserve First Nations residential customers of local distribution companies.

¡	Expanding the existing Ontario Electricity Support Program, which is an OEB program that lowers electricity bills for lower-income households by providing a monthly bill credit to eligible customers.

•

Allowing smaller manufacturers and greenhouses with average monthly peak demand greater than 500 kW to participate in the Industrial Conservation Initiative, effective July 1, 2017. The Industrial Conservation Initiative lowers electricity costs for eligible consumers who reduce consumption during the five highest peak periods of the year, providing an incentive to lower their consumption during peak hours and reduce their bills by an average of one-third.

•

The Ontario Rebate for Electricity Consumers program, which commenced on January 1, 2017, as per the Ontario Rebate for Electricity Consumers Act. This program provides financial assistance to residential, farm, small business and other eligible consumers in respect of electricity costs, equal to a rebate of eight percent of the base invoice amount for each billing period. This rebate appears as a line item on eligible consumers’ electricity bills.

Expanded Net Metering

As part of the commitment in the 2017 Long-Term Energy Plan to give customers new ways to participate in renewable electricity generation, amendments were made to the Net Metering Regulation. Net metering is a billing arrangement with a local distribution company that allows customers to offset the electricity they buy from their local distribution company with electricity generated by their own renewable energy systems, and receive credits on their electricity bill for the electricity they send to the grid, reducing their total bill charges.

Effective July 1, 2017, the amendments expanded the net metering rules to include renewable generators of any size as eligible for net metering, provided that electricity is generated primarily for the generator’s own use, and provided that the generator is not party to any agreement other than a net metering agreement for the sale of electricity into the distribution system. The amendments also allow generators to use energy storage systems in combination with conveying their excess generated electricity into the distribution system.

Climate Change Mitigation and Low-carbon Economy Act

Pursuant to the Climate Change Mitigation and Low-carbon Economy Act, the Province introduced a cap and trade program in Ontario beginning January 1, 2017. The program capped the amount of greenhouse gas emissions for Ontario homes and businesses and lowers that limit over time. Hydro One Networks Inc., an indirect wholly-owned subsidiary of Hydro One Limited, was deemed a mandatory participant in the cap and trade program based on its annual carbon dioxide equivalent emissions. As required, Hydro One Networks Inc. registered under the program in November 2016, and continues to comply with its reporting requirements.

Burden Reduction Act

The Burden Reduction Act amended various statutes, including the Ontario Energy Board Act and the Electricity Act. The Burden Reduction Act, among other things, amended the Ontario Energy Board Act in a number of ways related to deferral and variance account review and oversight and review of transactions between transmitters and distributors and electricity generators.

Protecting Vulnerable Energy Consumers Act

The Protecting Vulnerable Energy Consumers Act impacts a distributor’s ability to disconnect customers by broadening the power of the OEB to prescribe, as a condition of a distributor’s licence, periods during which disconnections of low-volume consumers may not take place. In February 2017, the OEB issued a decision and order amending the licenses of all Ontario electricity distributors prohibiting the disconnection of residential customers by reason of non-payment for the balance of the 2017 winter period. In November 2017, the OEB issued a decision and order banning licensed electricity distributors from disconnecting homes for non-payment during the winter. See “General Development of the Business – Customer Focus – Winter Moratorium and Winter Relief Program” for more information.

OEB Consultation on Pension and Other Post-Employment Benefits

In May 2015, the OEB initiated a consultation on the regulatory treatment of pension and OPEBs in the electricity industry. The aim of the consultation was to develop standard principles to guide the OEB’s review of pension and OPEBs costs, to establish specific information requirements for applications, and to establish appropriate regulatory mechanisms for cost recovery which can be applied consistently among rate-regulated entities.

The OEB completed its consultation on pension and OPEBs costs with a cumulative report in September 2017. The OEB concluded that the default method will be the accrual accounting method to set rates for pension and OPEBs amounts. The OEB will permit another method if that method results in just and reasonable rates and the OEB will adopt certain practices in its treatment of pension and OPEBs costs.

The OEB concluded that utilities must establish a variance account to track the differences between forecasted accrual amount in rates and actual cash payments made with carrying charges at rates determined by OEB to be applied to the differences in favour of ratepayers. There is no set-aside charge for OPEBs.

Legislative Provisions Specific to Hydro One

In addition to legislation in Ontario that impacts all transmitters and distributors, there is legislation that is specific to Hydro One. Specifically, the Electricity Act requires Hydro One’s head office and principal grid control centre to be maintained in Ontario, restricts the disposition of substantially all of its OEB-regulated transmission or distribution business, prohibits any change to its jurisdiction of incorporation, requires the Company to have an ombudsman, contains a 10% ownership restriction with respect to Voting Securities and restricts the Province from selling Voting Securities if it would own less than 40% of the Voting Securities of any class or series as a result of the sale.

Ombudsman

The Electricity Act requires the Company to have an ombudsman to act as a liaison with customers and to establish procedures for the ombudsman to inquire into and report to the Board on matters raised with the ombudsman by or on behalf of customers. See “General Development of the Business – Chronological Development of the Business – 2015 – Ombudsman” for more information.

10% Ownership Restriction

The Electricity Act imposes share ownership restrictions on the Voting Securities. These restrictions provide that no person or company (or combination of persons or companies acting jointly or in concert) may beneficially own or exercise control or direction over more than 10% of any class or series of Voting Securities, including common shares of the Company (the “Share Ownership Restrictions”). The Share Ownership Restrictions do not apply to Voting Securities held by the Province, nor to an underwriter who holds Voting Securities solely for the purpose of distributing those securities to purchasers who comply with the Share Ownership Restrictions. The articles of Hydro One Limited provide for comprehensive enforcement mechanisms that are applicable in the event of a contravention of the Share Ownership Restrictions.

Maintenance of 40% Ownership

As of December 31, 2017, the Province owned approximately 47.4% of Hydro One Limited’s common shares. The Province has indicated that it does not intend to sell additional common shares of Hydro One. See the Annual MD&A under the heading “Risk Management and Risk Factors” for more information.

The Electricity Act restricts the Province from selling Voting Securities (including common shares of Hydro One Limited) if it would own less than 40% of the outstanding number of Voting Securities of that class or series after the sale. If as a result of the issuance of additional Voting Securities by Hydro One Limited, the Province owns less than 40% of the outstanding number of Voting Securities of any class or series, the Province must, subject to the approval of the Lieutenant Governor in Council and the necessary appropriations from the Legislature, take steps to acquire as many Voting Securities of that class or series as are necessary to increase the Province’s ownership to not less than 40% of the outstanding number of Voting Securities of that class or series. The manner in which, and the time by which, the Province must acquire these additional Voting Securities will be determined by the Lieutenant Governor in Council.

The Province has been granted pre-emptive rights by Hydro One Limited to assist it in meeting its ownership requirements under the Electricity Act as described under “Agreements with Principal Shareholder – Governance Agreement – Other Matters – Pre-emptive Rights”.

Elimination of Certain Legislation With Respect to Hydro One

In 2015 and 2016, Hydro One Inc. and its subsidiaries ceased to be subject to a number of Ontario statutes that apply to entities owned by the Province. Hydro One Limited is similarly not subject to those statutes. Notwithstanding the elimination of certain legislation with respect to Hydro One, the Company is required under the Financial Administration Act and the Auditor General Act to provide financial information to the Province for the Province’s public reporting purposes.

RATE-REGULATED UTILITIES

Rate Applications in Ontario

Framework

The term “rate-regulated” is used to refer to an electricity business whose rates for transmission, distribution or other services are subject to approval by a regulator. The rate base of a rate-regulated utility refers to the net book value of the utility’s assets for regulatory purposes, plus an allowance for working capital. Rate base differs from a utility’s total assets for accounting purposes, primarily because it includes the regulated assets of a utility. The OEB is the regulator that approves electricity transmission and distribution rates in Ontario. Transmission rates have historically been determined based on a cost-of-service model, while distribution rates are generally determined using a performance-based model. These models are reviewed and modified by the OEB from time to time.

In 2016, the OEB updated the filing requirements for electricity transmission applications and introduced new revenue requirement setting options. The requirements changed the framework for setting a transmitter’s revenue requirement from a cost-of-service approach to a performance-based approach similar to that outlined in the RRF for electricity distributors. To facilitate the transition to the new framework, existing transmitters may still apply for revenue requirement approval based on a one or two year cost-of-service application for their first application following the issuance of the new filing requirements.

In a cost-of-service model, a utility charges rates for its services that allow it to recover the costs of providing its services and earn an allowed return on equity. A utility’s return on equity or “ROE” is the rate of return that a regulator allows the utility to earn on the equity portion of the utility’s rate base. The costs of providing its services must be prudently incurred. Cost savings are typically passed on to customers in the form of lower rates reflected in future rate decisions. In a cost-of-service model, the utility has the potential to retain cost savings that are achieved in the intervening years between rate decisions.

Cost of Service ($) + Return on Equity ($) = Revenue Requirement ($)

In a performance-based model, a utility also charges rates for its services that allow it to recover the costs of providing its services and earn an allowed return on equity. However, the rates charged by the utility in a performance-based model assume that the utility becomes increasingly efficient over time, resulting in lower costs to provide the same service. If a utility achieves cost savings in excess of those established by the regulator, the utility may retain some or all of the benefits of those cost savings, which may permit the utility to earn more than its allowed return on equity.

CORPORATE STRUCTURE

Incorporation and Office

Hydro One Limited was incorporated on August 31, 2015, under the OBCA. Its registered office and head office is located at 483 Bay Street, 8th Floor, South Tower, Toronto, Ontario M5G 2P5.

On October 30, 2015, the articles of Hydro One Limited were amended to authorize the creation of an unlimited number of Series 1 preferred shares and an unlimited number of Series 2 preferred shares, with the Series 1 preferred shares to be issued to the Province.

On October 31, 2015, all of the issued and outstanding shares of Hydro One Inc. were acquired by Hydro One Limited from the Province in exchange for the issuance to the Province of common shares and Series 1 preferred shares of Hydro One Limited.

On November 4, 2015, the articles of Hydro One Limited were amended to authorize the consolidation of its outstanding common shares such that 595,000,000 common shares of Hydro One Limited were issued and outstanding.

Corporate Structure and Subsidiaries

The following is a simplified chart showing the organizational structure of Hydro One and the name and jurisdiction of incorporation of certain of its subsidiaries. This chart does not include all legal entities within Hydro One’s organizational structure. Hydro One Limited owns, directly or indirectly, 100% of the voting securities of all of the subsidiaries listed below.

Notes:

(1)	As of December 31, 2017, the Province directly owned approximately 47.4% of Hydro One Limited’s outstanding common shares and 100% of the outstanding Series 1 preferred shares.

(2)	Indirectly held through a wholly-owned subsidiary of Hydro One Limited that acts as a holding company for Hydro One’s non-rate-regulated businesses.

Certain of Hydro One’s subsidiaries are described below:

•	Hydro One Inc. – acts as a holding company for Hydro One’s rate-regulated businesses. Its publicly-issued debt continues to be outstanding.

•	Hydro One Networks Inc. – the principal operating subsidiary that carries on Hydro One’s rate-regulated transmission and distribution businesses.

•	Hydro One Remote Communities Inc. – generates and supplies electricity to remote communities in northern Ontario.

•	Hydro One Telecom Inc. – carries on Hydro One’s non-rate-regulated telecommunications business.

GENERAL DEVELOPMENT OF THE BUSINESS

Chronological Development of the Business

The following key events occurred from 2015 to early 2018 in respect of Hydro One.

2015

Incorporation and Initial Public Offering

On August 31, 2015, Hydro One Limited was incorporated by the Province as its sole shareholder.

On November 5, 2015, Hydro One Limited completed its initial public offering on the TSX by way of a secondary offering of 81,100,000 common shares by the Province at a price of $20.50 per share for aggregate gross proceeds to the Province of $1,662,550,000. On November 12, 2015, the underwriters in the initial public offering exercised their option to purchase an additional 8,150,000 common shares from the Province at a price of $20.50 per share for additional aggregate gross proceeds to the Province of $167,075,000. Hydro One Limited did not receive any proceeds from the initial public offering.

Acquisition of Hydro One Inc.

Prior to the closing of the initial public offering, all of the issued and outstanding common shares of Hydro One Inc. were acquired by Hydro One Limited. Under applicable Canadian securities laws, the acquisition of all of the issued and outstanding shares of Hydro One Inc. was considered a “significant acquisition”. Hydro One Limited filed a business acquisition report in respect of the acquisition on January 14, 2016. See “Business of Hydro One – Reorganizations” for more information.

Hydro One Brampton Networks Inc.

On August 31, 2015, all of the issued and outstanding shares of Hydro One Brampton Networks Inc. were transferred to the Province. Hydro One was not a participant in nor did it receive any proceeds from the transfer of Hydro One Brampton Networks Inc. to the Province.

Following the transfer to the Province, Hydro One provided certain management, administrative and smart meter network services to Hydro One Brampton Networks Inc. pursuant to service level agreements. These agreements terminated as of February 28, 2017.

Ombudsman

In 2015, the Electricity Act was amended to require that the Company have an ombudsman to act as a liaison with customers and to establish procedures for the ombudsman to inquire into and report to the Board on matters raised with the ombudsman by or on behalf of customers. These procedures are set out in a written mandate and terms of reference. See “Business of Hydro One – Ombudsman” for more information.

2016

2016 Secondary Common Share Offering

On April 14, 2016, the Province completed a secondary offering of 72,434,800 common shares of Hydro One Limited at a price of $23.65 per share for aggregate gross proceeds to the Province of $1,713,083,020. On April 29, 2016, the underwriters in the secondary offering exercised their option to purchase an additional 10,865,200 common shares from the Province at a price of $23.65 per share for additional aggregate gross proceeds to the Province of $256,961,980. Following the completion of this offering, the Province held approximately 70.1% of Hydro One’s total issued and outstanding common shares. Hydro One Limited did not receive any proceeds from the sale of the common shares by the Province.

Agreement to Acquire Orillia Power

In August 2016, the Company reached an agreement to acquire Orillia Power, an electricity distribution company located in Simcoe County, Ontario, for approximately $41 million, including the assumption of approximately $15 million in outstanding indebtedness and regulatory liabilities, subject to closing adjustments. The acquisition is subject to regulatory approval by the OEB. For more information, see “Business of Hydro One – Distribution Business – Acquisitions – Agreement to Acquire Orillia Power”.

Integration of Haldimand Hydro and Woodstock Hydro

In September 2016, the Company successfully completed the integration of Haldimand Hydro and Woodstock Hydro, two Ontario-based local distribution companies acquired by the Company in 2015, including the integration of employees, customer and billing information, business processes, and operations.

Acquisition of Great Lakes Power

On October 31, 2016, following receipt of regulatory approval of the transaction by the OEB, Hydro One completed the acquisition of Great Lakes Power, an Ontario regulated electricity transmission business operating along the eastern shore of Lake Superior, north and east of Sault Ste. Marie, Ontario. The total purchase price for Great Lakes Power was approximately $376 million, including the assumption of approximately $150 million in outstanding indebtedness. On January 16, 2017, Great Lakes Power’s name was changed to Hydro One Sault Ste. Marie LP.

2017

2017 Secondary Common Share Offering

On May 17, 2017, the Province completed a secondary offering of 120,000,000 common shares of Hydro One Limited at a price of $23.25 per share for aggregate gross proceeds to the Province of approximately $2.79 billion. Following completion of this offering, the Province held approximately 49.9% of Hydro

One’s total issued and outstanding common shares. Hydro One did not receive any of the proceeds from the sale of the common shares by the Province.

Exemptive Relief

On June 6, 2017, the Canadian securities regulatory authorities granted (i) the Minister of Energy, (ii) Ontario Power Generation Inc. (on behalf of itself and the segregated funds established as required by the Nuclear Fuel Waste Act) and (iii) agencies of the Crown, provincial Crown corporations and other provincial entities (collectively, the Non-Aggregated Holders) exemptive relief, subject to certain conditions, to enable each Non-Aggregated Holder to treat securities of Hydro One that it owns or controls separately from securities of Hydro One owned or controlled by the other Non-Aggregated Holders for purposes of certain takeover bid, early warning reporting, insider reporting and control person distribution rules and certain distribution restrictions under Canadian securities laws. Hydro One was also granted relief permitting it to rely solely on insider reports and early warning reports filed by Non-Aggregated Holders when reporting beneficial ownership or control or direction over securities in an information circular or annual information form in respect of securities beneficially owned or controlled by any Non-Aggregated Holder subject to certain conditions.

Acquisition of Avista Corporation

On July 19, 2017, Hydro One reached an agreement to acquire Avista Corporation (the “Merger”) for approximately U.S. $5.3 billion in an all-cash transaction, comprised of an equity purchase price of U.S. $3.4 billion and the assumption of U.S. $1.9 billion of debt. Avista Corporation is an investor-owned utility providing electric generation, transmission and distribution services. It is headquartered in Spokane, Washington, with service areas in Washington, Idaho, Oregon, Montana and Alaska. The closing of the Merger, which is expected to occur in the second half of 2018, is subject to receipt of certain regulatory and government approvals, and the satisfaction of customary closing conditions.

On September 14, 2017, Hydro One and Avista Corporation filed applications with state utility commissions in Washington, Idaho, Oregon, Montana, and Alaska, as well as with the Federal Energy Regulatory Commission, requesting regulatory approval of the Merger on or before August 14, 2018. On November 21, 2017, the Merger was approved by the shareholders of Avista Corporation. On January 16, 2018, the Federal Energy Regulatory Commission approved the Merger application. Required filings with a number of other agencies will be made in the coming months, including with the Committee of Foreign Investment in the United States, the Federal Communications Commission, and the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On March 27, 2018, a settlement agreement was filed with the Washington Utilities and Transportation Commission, which remains subject to approval by the Washington Utilities and Transportation Commission.

The cash purchase price of the Merger and the Merger-related costs will be financed at the closing of the Merger with a combination of some or all of the following sources: (i) net proceeds of the first instalment from the Convertible Debenture Offering (described below); (ii) net proceeds of any subsequent bond or other debt offerings; (iii) amounts drawn under the Operating Credit Facility; (iv) amounts drawn under one or more bridge credit facilities which Hydro One plans to obtain from a syndicate of banks prior to closing of the Merger (the “Bridge Facilities”); and (v) existing cash on hand and other sources available to Hydro One.

Convertible Debenture Offering

On August 9, 2017, in connection with the acquisition of Avista Corporation, the Company and its wholly-owned subsidiary, 2587264 Ontario Inc., completed the sale of $1.54 billion aggregate principal amount of 4.00% convertible unsecured subordinated debentures of Hydro One Limited represented by instalment receipts (the “Convertible Debenture Offering”)

The Province waived its pre-emptive right to participate in the Convertible Debenture Offering under the Governance Agreement. In consideration of granting the waiver, Hydro One Limited agreed that until July 19, 2018: (i) the Company shall not issue common shares pursuant to the Company’s equity compensation plans and any dividend reinvestment plan in an aggregate number that exceeds 1% of the common shares outstanding as of July 19, 2017; and (ii) the Company shall not issue voting securities (or securities convertible into voting securities) pursuant to any acquisition transaction without complying with the pre-emptive right provisions of the Governance Agreement.

First Nations and Hydro One Limited Shares

In December 2017, the Province sold approximately 14 million common shares of Hydro One Limited to OFN Power Holdings LP, a limited partnership wholly-owned by Ontario First Nations Sovereign Wealth LP, which is in turn owned by 129 First Nations in Ontario. This represented approximately 2.4% of the outstanding common shares of Hydro One Limited owned by the Province. Following this transaction, the Province owns approximately 47.4% common shares of the Company. Hydro One Limited was not a party to this transaction. Hydro One Limited did not receive any proceeds from the sale of the shares by the Province.

Strategy

In 2017, the Company’s Board of Directors approved Hydro One’s strategy which details the Company’s goal to become North America’s leading utility, centered around three key pillars: (i) optimization and innovation, (ii) diversification and (iii) growth.

2018

New Chief Financial Officer

On January 28, 2018, Hydro One announced the appointment of Paul Dobson as its new Chief Financial Officer effective March 1, 2018. Mr. Dobson was most recently the Chief Financial Officer at Direct Energy Ltd. in Houston, Texas. Mr. Dobson replaces Mr. Vels, who resigned on May 19, 2017.

New Chief Corporate Development Officer

On February 21, 2018, Hydro One announced the appointment of Patrick Meneley as Executive Vice President and Chief Corporate Development Officer effective March 1, 2018. Mr. Meneley was most recently the Executive Vice President, Wholesale Banking at TD Bank Group and Vice Chair and Head of Global Corporate and Investment Banking for TD Securities.

General Development of the Business

In addition to the chronological development of the business, the following general developments in the business have occurred and continue to be relevant.

Acquisitions Generally

The Company intends to continue to evaluate local distribution company consolidation opportunities in Ontario and intends to pursue those acquisitions which deliver value to the Company and its shareholders. Over time, the Company may also consider larger-scale, vertically integrated acquisition opportunities or other strategic initiatives outside of Ontario to diversify its asset base and leverage its strong operational expertise. These acquisition opportunities may include other providers of electric transmission, distribution and other similar services in Canada and in the United States.

Customer Focus

Hydro One remains in transition from a Crown corporation to an industry leading investor owned utility. Our continued focus on customer service remains a critical aspect of our success as a Company. Greater corporate accountability for performance outcomes, and company-wide improvements in productivity and efficiency, align with our customer’s expectations of how Hydro One should operate.

Customer Service

Hydro One is committed to delivering significant value to customers by becoming easier to do business with, being available when customers need assistance, and always staying connected. This includes specific, measurable commitments to customers that encompass all areas of service. Hydro One’s billing system is stable and outperforming its previous system in terms of timeliness, accuracy and reliability. In 2017, the Company launched a new mobile-friendly corporate website, improved its self-service portal, and introduced a newly designed customer bill. Additionally, the Company is committed to increasing the availability of customer service at the local level, and increasing face to face customer engagement throughout the province. In March 2018, Hydro One transitioned the customer contact centre from a third party provider back to Hydro One in order to improve customer service. For more information on these services, please refer to “Business of Hydro One – Outsourced Services”.

Review of Operations

Hydro One has been focused on the identification of opportunities for improved corporate performance and the development of strategies to drive more efficient, cost-effective operations. Hydro One conducts regular reviews of key corporate activities and programs, covering areas such as construction services and project management practices, asset deployment and controls, information technology and cybersecurity, vegetation management practices, fleet services and utilization, supply chain management and business continuity planning. Operational improvements in capital planning and execution have already been observed, and improvements have been made to work execution process. The OEB’s rate decisions also contain directions to Hydro One to become more cost efficient and improve value to customers.

Winter Moratorium and Winter Relief Program

Hydro One has an existing voluntary policy (the winter disconnection moratorium) that from December 1 to March 31 it will not disconnect residential customers whose accounts are in arrears.

Hydro One announced its Winter Relief Program, as an extension of its existing winter disconnection moratorium. This initiative is intended to help residential customers facing extreme hardship and who have had their electricity service disconnected by reaching out to these customers directly to help re-connect their electricity service for the remainder of the winter. As part of the program, Hydro One waives reconnection fees and works with customers to determine payment options to bring their accounts up-to-date and to evaluate various support programs in which certain customers may be eligible to participate. In November 2017, the OEB issued a decision and order banning licensed electricity distributors from disconnecting homes for non-payment during the winter.

BUSINESS OF HYDRO ONE

Business Segments

Through its wholly-owned subsidiary Hydro One Inc., Hydro One is Ontario’s largest electricity transmission and distribution utility with approximately $25.7 billion in assets and 2017 revenues of approximately $6.0 billion. Hydro One owns and operates substantially all of Ontario’s electricity transmission network and is the largest electricity distributor in Ontario by number of customers. The Company’s regulated transmission and distribution operations are owned by Hydro One Inc. Hydro One delivers electricity safely and reliably to over 1.3 million customers across the province of Ontario, and to large industrial customers and municipal utilities. Hydro One Inc. owns and operates approximately 30,000 circuit kilometres of high-voltage transmission lines and approximately 123,000 circuit kilometres of primary low-voltage distribution lines.

Hydro One has three business segments: (i) transmission; (ii) distribution; and (iii) other business. Each of the three segments is described below.

Hydro One’s transmission and distribution businesses are both operated primarily through Hydro One Networks Inc. This allows both businesses to utilize common operating platforms, technology, work processes, equipment and field staff and thereby take advantage of operating efficiencies and synergies. For regulatory purposes, Hydro One Networks Inc. files separate rate applications with the OEB for each of its licensed transmission and distribution businesses.

Transmission Business

Overview

Hydro One’s transmission business consists of owning, operating and maintaining Hydro One’s transmission system, which accounts for approximately 98% of Ontario’s transmission capacity based on revenue approved by the OEB. All of the Company’s transmission business is carried out by its wholly-owned subsidiary Hydro One Inc., through its wholly-owned subsidiary Hydro One Networks Inc. and through other wholly-owned subsidiaries of Hydro One Inc. that own and control Great Lakes Power (now Hydro One Sault Ste. Marie LP), as well as through the Company’s 66% interest in B2M Limited Partnership. Hydro One’s transmission business represented approximately 53% of its total assets as at December 31, 2017, and accounted for approximately 51% of its total revenue in 2017, net of purchased power and 51% of its total revenue in 2016, net of purchased power.

The Company’s transmission business is a rate-regulated business that earns revenues mainly from charging transmission rates that are subject to approval by the OEB. In February 2016, the OEB updated the filing requirements for electricity transmission applications and introduced new revenue requirement setting options. During 2017 and 2018, the Company’s transmission rates are determined based on a cost-of-service model as permitted by the OEB during the transition to a performance-based model. Transmission rates are collected by the IESO and are remitted by the IESO to Hydro One on a monthly basis, which means that Hydro One’s transmission business has no direct exposure to end-customer counterparty risk.

Transmission rates are based on monthly peak electricity demand across Hydro One’s transmission network. This gives rise to seasonal variations in Hydro One’s transmission revenues, which are generally higher in the summer and winter due to increased demand, and lower during other periods of reduced demand. Hydro One’s transmission revenues also include revenues associated with exporting energy to markets outside of Ontario. Ancillary revenue includes revenues from providing maintenance services to generators and from third party land use.

Business

The Company’s transmission system serves substantially all of Ontario and transported approximately 132 TWh of energy throughout the province in 2017. Hydro One’s transmission customers consist of 43 local distribution companies (including Hydro One’s own distribution business) and 88 large industrial customers connected directly to the transmission network, including automotive, manufacturing, chemical and natural resources businesses. Electricity delivered over the Company’s transmission network is supplied by 129 generators in Ontario and electricity imported into the province through interties. Interties are transmission interconnections between neighbouring electric systems that allow power to be imported and exported.

The high voltage power lines in Hydro One’s transmission network are categorized as either lines which form part of the “bulk electricity system” or “area supply lines”. Power lines which form part of the bulk electricity system typically connect major generation facilities with transmission stations and often cover long distances, while area supply lines serve a local region. Ontario’s transmission system is connected to the transmission systems of Manitoba, Michigan, Minnesota, New York and Quebec through the use of interties, allowing for the import and export of electricity to and from Ontario.

Hydro One’s transmission assets were approximately $14 billion as at December 31, 2017 and include transmission stations, transmission lines, a control centre and telecommunications facilities. Hydro One has approximately 308 in-service transmission stations and approximately 30,000 circuit kilometres of high voltage lines whose major components include cables, conductors and wood or steel support structures. All of these lines are overhead power lines except for approximately 270 circuit kilometres of underground cables located in certain urban areas.

B2M Limited Partnership is Hydro One’s partnership with the Saugeen Ojibway Nation with respect to the Bruce-to-Milton transmission line. B2M Limited Partnership owns the transmission line assets relating to two circuits between Bruce TS and Milton TS, while Hydro One owns the transmission stations where the lines terminate. Hydro One maintains and operates the Bruce-to-Milton line. Hydro One has a 66% economic interest in the partnership.

Hydro One’s transmission network is managed from a central location. This centre monitors and controls the Company’s entire transmission network, and has the capability to remotely monitor and operate transmission equipment, respond to alarms and contingencies and restore and reroute interrupted power. There is also a backup facility which would be staffed in the event of an evacuation of the centre.

Hydro One uses telecommunications systems for the protection and operation of its transmission and distribution networks. These systems are subject to very stringent reliability and security requirements, which help the Company meet its reliability obligations and facilitate the restoration of power following service interruptions.

In 2016, Hydro One completed the acquisition of Great Lakes Power, an Ontario regulated transmission business operating along the eastern shore of Lake Superior, north and east of Sault Ste. Marie, Ontario. The total purchase price for Great Lakes Power was approximately $376 million, including the assumption of approximately $150 million in outstanding indebtedness. On January 16, 2017, Great Lakes Power’s name was changed to Hydro One Sault Ste. Marie LP. See “General Development of the Business – Chronological Development of the Business – 2016 – Acquisition of Great Lakes Power”.

Regulation

Transmission Rate Setting

As discussed under “Rate-Regulated Utilities”, transmission rate setting in Ontario has changed. The OEB has created two new revenue plan options: the Custom Incentive Rate Setting Plan (the “Custom IR Method”) and the Incentive Index Rate Setting Plan (the “Revenue Cap Index”).

Under the Custom IR Method, the revenue requirement is adjusted though the rate term using a custom index proposed by the transmitter to reflect forecasts, and internal and external benchmarking evidence.

Under the Revenue Cap Index the first year’s revenue requirement reflects the transmitter’s cost of service, and annually thereafter, this amount is subject to a formulaic increase reflecting productivity and stretch commitments proposed by the transmitter. Revenue Cap Index applicants can request incremental capital funding.

The OEB sets transmission rates based on a two-step process. First, all transmitters apply to the OEB for the approval of their revenue requirements. Second, the OEB aggregates the total revenue requirements of all transmitters in Ontario and applies a formula to arrive at a single set of rates that are charged to ratepayers for the three types of transmission services applicable in Ontario, namely: network services, line connection services and transformation connection services. The three separate rates charged for these services are the same for all transmitters and are referred to as “uniform transmission rates”. Uniform transmission rates for all transmitters are set by the OEB on an annual basis, using the revenue requirements set out in the most recent rate decision issued for each transmitter.

The updated filing requirements for transmitters mandate that steps be made towards the integration of core RRF concepts into revenue requirement applications. Transmitters applying for revenue requirements under the Custom IR Method or Revenue Cap Index must include (i) evidence of the continuous improvement and efficiency gains anticipated to be achieved over the rate term; (ii) a mechanism to protect ratepayers in the event of earnings significantly in excess of the regulatory net income supported by the return on equity established in the approved revenue requirement; and (iii) proposed performance metrics applicable to their individual circumstances. A key component of rate–setting under the RRF is benchmarking evidence to support cost forecasts and system planning proposals.

A transmitter must apply for the approval of its revenue requirement for an initial base year covered by the rate decision. The revenue requirement for subsequent years is determined based on a formula that accounts for inflation and certain productivity factors set by the regulator. The revenue requirement in these subsequent years is set on the assumption that the transmitter will achieve efficiency or productivity improvements to offset the productivity factor imposed by the regulator.

Recent Transmission Rate Applications

Hydro One Networks Inc., B2M Limited Partnership and Hydro One Sault Ste. Marie LP (formerly Great Lakes Power) file separate applications to the OEB for the approval of their revenue requirements for transmission services.

Hydro One Networks Inc.

In January 2015, the OEB approved Hydro One Networks Inc.’s 2015 transmission rate order for transmission services, which provided for a revenue requirement of $1,477 million for 2015 and $1,516 million for 2016 (excluding B2M Limited Partnership). These revenue requirements reflect an approved rate base of $9,651 million, return on equity of 9.30% and deemed capital structure of 60% debt and 40% equity.

In January 2016, the OEB issued its decision and order on the 2016 transmission revenue requirement for Hydro One Networks Inc. approving a revenue requirement of approximately $1,480 million based on an approved rate base of $10,040 million and a return on equity of 9.19%.

In May 2016, Hydro One Networks Inc. filed a transmission rate application with the OEB for its 2017-2018 revenue requirements on a cost-of-service basis, electing to take advantage of the transition period available to transmitters before the OEB requires transmitters to choose between the two incentive-based revenue plan options. In its application, Hydro One Networks Inc. requested the OEB’s approval of rates revenue requirements of $1,505 million for 2017 and $1,586 million for 2018.

In preparing its application for 2017-2018, Hydro One Networks Inc. carried out customer engagement and incorporated the feedback into its application. As part of the transmission rate application, Hydro One Networks Inc. also filed its proposed five-year transmission system capital plan.

In September 2017, the OEB issued its decision on Hydro One Networks Inc.’s application for transmission rate revenue requirements. Key changes arising out of the OEB’s decision included: (i) reductions in planned capital expenditures of $126 million and $122 million respectively for 2017 and 2018, (ii) reductions in operations, maintenance and administration expenses of $15 million each year related to compensation expenses, and (iii) reductions in estimated tax savings from the initial public offering of Hydro One Limited of $24 million and $26 million for 2017 and 2018, respectively. On October 10, 2017, Hydro One Networks Inc. filed a draft rate order reflecting the changes outlined in the OEB’s decision.

In its decision, the OEB concluded that the net deferred tax asset resulting from the transition from the payments in lieu of tax regime under the Electricity Act to the federal and provincial tax regimes in connection with the Company’s initial public offering should not accrue entirely to the Company’s shareholders, but rather a portion should be shared with Hydro One Networks Inc.’s ratepayers. The OEB proposed a basis for sharing a portion of the tax savings resulting from the deferred tax asset with Hydro One Networks Inc.’s ratepayers by reducing the amount of taxes approved for recovery in Hydro One Networks Inc.’s 2017-2018 transmission rates. On November 9, 2017, the OEB issued a decision and order that established the portion of the tax savings that should be shared with Hydro One Networks Inc.’s ratepayers, based on its initial decision.

Hydro One Networks Inc. has filed with the OEB a motion to review and vary the OEB’s decision, and has filed an appeal with the Divisional Court of Ontario. The motion, among other things, seeks allocation to the Company’s shareholders of the full amount of the future tax savings arising from the deferred tax asset. In both the motion and the appeal, Hydro One Networks Inc.’s position is that the OEB made errors of fact and law in its determination of the allocation of the tax savings between the Company’s shareholders and Hydro One Networks Inc.’s ratepayers. On December 19, 2017, the OEB granted a hearing of the merits of the motion which took place on February 12, 2018.

If the OEB’s decisions are upheld, based on the facts known at this time, the exposure from the potential impairments would be a one-time decrease in net income of up to approximately $885 million (as further described below), resulting in an annual decrease to funds from operation in the range of $50 million to $60 million.

The OEB’s allocation methodology would result in an impairment of Hydro One Networks Inc.’s transmission deferred income tax regulatory asset of up to approximately $515 million. If the OEB were to apply the same basis for sharing the deferred tax asset in Hydro One Networks Inc.’s 2018-2022 distribution rates, for which a decision is currently outstanding, it would result in an impairment of Hydro One Networks Inc.’s distribution deferred income tax regulatory asset of up to approximately $370 million.

In October 2017, Anwaatin Inc., as an intervenor, filed a motion to review and vary the September 28, 2017 OEB decision alleging that the OEB breached its duty of procedural fairness, failed to respond to certain evidence, and failed to provide reasons on the capital budget as it related to reliability issues impacting Anwaatin Inc.’s constituents. This motion was heard by the OEB on February 13, 2018.

On November 23, 2017, the OEB approved the 2017 rates revenue requirement of $1,438 million. On December 20, 2017, the OEB approved the 2018 rates revenue requirement of $1,511 million, which included a $25 million increase from the approved amount, as a result of the OEB-updated cost of capital parameters. Uniform transmission rates, reflecting these approved amounts, were approved by the OEB on February 1, 2018 to be effective as of January 1, 2018.

B2M Limited Partnership

In December 2015, the OEB approved B2M LP’s revenue requirement for years 2015 to 2019, subject to annual updates in each of 2016, 2017 and 2018 to adjust its revenue requirement for the following year consistent with the OEB’s updated cost of capital parameters.

In December 2016, B2M Limited Partnership filed a draft rate order with a revised 2017 revenue requirement of $34 million. On June 8, 2017, the OEB approved B2M Limited partnership’s rate order reflecting 2017 transmission revenue requirement of $34 million.

On December 20, 2017, B2M Limited Partnership submitted an interim rates application to the OEB requesting approval for an updated revenue requirement for electricity transmission to be effective January 1, 2018. On February 1, 2018, the OEB issued its decision and rate order for 2018 uniform transmission rates declaring the 2018 uniform transmission rates as interim, as the B2M LP application for an update to its 2018 transmission revenue requirement is still under consideration by the OEB. See also the Annual MD&A under the subheading “Regulation – Electricity Rates Applications – B2M LP”.

Hydro One Sault Ste. Marie LP

In December 2016, Hydro One Sault Ste. Marie LP filed an application with the OEB for 2017 transmission rates, requesting an increase to the approved 2016 revenue requirement of 1.9%. On September 28, 2017, the OEB issued its decision and order in Hydro One Sault Ste. Marie LP’s 2017 transmission rates application, denying the requested revenue requirement for 2017. Hydro One Sault Ste. Marie LP’s 2016 approved revenue requirement of $41 million remained in effect for 2017.

Reliability Standards for Transmission

The Company’s transmission business is required to comply with various mandatory regulations for transmission reliability, including mandatory standards, directories and market rules established by NERC, NPCC, and the IESO, which are international, regional and Ontario reliability regulatory authorities, respectively, involved in regulating, promoting and otherwise improving the reliability of transmission networks in North America. Hydro One’s compliance with these reliability regulations is enforced by both the IESO and the National Energy Board.

Among the various regulations, NERC has established a set of currently enforced standards and continues to issue new and revised standards to ensure that utilities and other users, owners and operators of the bulk electricity system in North America implement and sustain preventive, detective and corrective measures to mitigate cyber and physical security risks to critical infrastructure. Hydro One’s physical, electronic and information security measures have been and are being upgraded to meet these revised requirements. Hydro One expects to continue to perform additional work and incur further costs to comply with these and other reliability requirements. Hydro One anticipates that these costs will be incurred annually over a number of years and will be recovered in rates. See the Annual MD&A under the subheadings “Risk Management and Risk Factors – Risks Relating to Hydro One’s Business – Compliance with Laws and Regulations”, “ – Risk Associated with Information Technology Infrastructure and Data Security” and “ – Risks Relating to Asset Condition and Capital Projects” for more information.

Regional Planning

The OEB oversees regional planning processes to ensure that transmission and distribution investments are coordinated at a regional level. The OEB has indicated it will rely on regional planning studies and reports to support rate applications submitted by transmitters and distributors and “leave to construct” applications submitted by transmitters. In Ontario, the regional planning process is led by the transmitter responsible for a particular geographic region. For this purpose, the province is divided into 21 regions. As the largest transmitter in Ontario, Hydro One plays a key role in the regional planning process and is responsible for leading the regional planning process in 20 of the 21 designated regions. The first cycle of the regional planning process was completed in 2017. The second cycle of the regional planning process is currently in progress. Once a transmission and distribution infrastructure plan is finalized, the transmitter responsible for each region will take steps to implement the recommended transmission investments and distributors in the region will implement the recommended distribution investments in their respective service territories.

In conducting regional planning, Hydro One works closely with the IESO and all distributors in the region to jointly identify needs and develop transmission and distribution investment options. Hydro One also coordinates with the IESO on its Integrated Regional Resource Planning process.

Capital Expenditures

The Company anticipates that it will spend approximately $1,010 million to $1,486 million per year, over the next five years, on capital expenditures relating to its transmission business. The Company’s capital expenditure plans are included in Hydro One’s applications to the OEB for transmission rates. See

“Capital Investments – Future Capital Investments” in the Annual MD&A for more information on future capital expenditures.

The Company incurs both sustaining capital expenditures and development capital expenditures. Sustaining capital expenditures are those investments required to replace or refurbish lines or station components to ensure that transmission assets continue to function as originally designed. Hydro One’s plans to maintain, refurbish or replace existing assets are based upon risk assessments, asset condition assessments and end-of-service life criteria specific to each type of asset. Priorities are assigned to each type of investment based upon the extent of the risks that it mitigates.

Investments to sustain Hydro One’s transmission assets are critical to maintain the safety, reliability and integrity of its existing transmission network. Hydro One’s sustainment capital plan is designed to maintain Hydro One’s transmission reliability performance, as determined by measures such as the average length (in minutes) of unplanned interruptions per delivery point. The Company expects that significant investments will be required in its existing infrastructure over the long term.

The Company’s development capital expenditure plan is designed to address Ontario’s changing generation profile, accommodate load growth in areas throughout Ontario and support the expected change in generation mix. Development capital expenditures include those investments required to develop and build new large-scale projects such as new transmission lines and stations and smaller projects such as transmission line or station reinforcements, extensions or additions.

The Company engages with various stakeholders, including its customers, as it develops its capital plans. It also engages affected communities and parties who may be impacted by individual projects. The Company also consults with Indigenous communities whose rights may be affected by its projects.

Competitive Conditions

Within our principal market of Ontario, the Company operates and maintains substantially all of the transmission system. Competition for transmission services in Ontario is currently limited. The adoption by the OEB of uniform transmission rates that apply to all transmitters also reduces the financial incentive for customers to seek alternative transmission providers, since each transmitter in Ontario charges the same uniform rate for transmission services. Hydro One competes with other transmitters for the opportunity to build new large-scale transmission facilities in Ontario. As an example, Hydro One Networks Inc. filed a section 92 application with the OEB in February 2018 to design, build and operate the new East-West Tie transmission line. Management believes that Hydro One is well-positioned to pursue the development of such facilities. However, the competitive process was amended by the proclamation of the Energy Statute Law Amendment Act to allow for the selection of a transmitter outside the existing competitive process. The 2017 Long-Term Energy Plan directs the IESO to develop a transmission procurement process that is clear, cost-effective, efficient and able to respond to changing policy, market and system needs. See “The Electricity Industry in Ontario – Recent Legislative Amendments Affecting the Electricity Industry Generally – Energy Statute Law Amendment Act” and “ – Ontario 2017 Long-Term Energy Plan” for more information.

Hydro One does not compete with other transmitters with respect to investments which are made to sustain or develop its existing transmission infrastructure. See Annual MD&A under the heading “Regulation – Other Applications”.

Distribution Business

Overview

Hydro One’s distribution business consists of owning, operating and maintaining Hydro One’s distribution system, which Hydro One, through Hydro One Inc., owns primarily through its wholly-owned subsidiary, Hydro One Networks Inc., the largest local distribution company in Ontario. The Company’s distribution system is also the largest in Ontario. The Company’s distribution business is a rate-regulated business that earns revenues mainly by charging distribution rates that are subject to approval by the OEB. The Company’s distribution rates are generally determined using a performance-based model, except for the distribution rates of Hydro One Remote Communities Inc., which are set on a cost-recovery basis and do not include a return on equity.

Hydro One’s distribution business represented approximately 36% of its total assets as at December 31, 2017, and accounted for approximately 48% of its total revenue in 2017, net of purchased power and 47% of its total revenue in 2016, net of purchased power. Hydro One’s distribution business also includes the business of its wholly-owned subsidiary, Hydro One Remote Communities Inc., which supplies electricity to customers in remote communities in northern Ontario. Distribution revenues include distribution rates approved by the OEB and amounts to reimburse Hydro One for the cost of purchasing electricity delivered to its distribution customers. Distribution revenues also include minor ancillary service revenues, such as fees related to the joint use of the Company’s distribution poles by participants in the telecommunications and cable television industries, as well as miscellaneous charges such as charges for late payments.

As at December 31, 2017, Hydro One’s distribution assets were approximately $9 billion.

Business

Hydro One delivers electricity through its distribution network to over 1.3 million residential and business customers, most of whom are located in rural areas, as well as 51 local distribution companies (including Hydro One’s own distribution business).

Hydro One’s distribution system includes approximately 123,000 circuit kilometres of primary low-voltage distribution lines and approximately 1,000 distribution and regulating stations. Other distribution assets include poles, transformers, service centres and equipment.

Hydro One’s distribution system services a predominantly rural territory. As a result of the lower population density in the Company’s service territory, the Company’s costs to provide distribution services may be higher than those of distributors who service urban areas. Furthermore, unlike the distribution systems found in urban areas, most of Hydro One’s distribution system was not designed with redundancy, to be interconnected in loops with other distribution lines, with the result that interruptions experienced at any point along a distribution line in Hydro One’s network can cause all customers downstream of the interruption point to lose power. Accordingly, the reliability of Hydro One’s distribution system is lower than that of local distribution companies which service urban territories that typically have redundancy built into their systems. The Company engages in vegetation management activities to maintain the reliability of Hydro One’s distribution system on a preventive basis and to protect public health and safety. This consists of the trimming or removal of trees to lower the risk of contact with distribution lines, thereby reducing the risk of power outages, and preventing potential injury to the public or employees. The Company’s monitoring systems assist with determining areas of priority and with system restoration. The Company relies on its local line crews for these restoration activities.

Hydro One’s distribution business is involved in the connection of new sources of electricity generation, including renewable energy. Hydro One invests in upgrades and modifications to its distribution system to accommodate these new sources of generation and ensure the continued reliability of its distribution network. As at December 31, 2017, there were approximately 16,000 small, mid-size and large embedded generators connected to Hydro One’s distribution network, including approximately 15,000 generators with capacities of up to 10 kW. As at December 31, 2017, Hydro One also had approximately 2,000 generators pending connection.

Hydro One has played a significant role in the installation of smart meters and the migration of distribution customers to time of use pricing in Ontario. Smart meters are regarded as an integral means of promoting a culture of conservation, and they allow customers to change their electricity consumption patterns and reduce their costs. Hydro One has completed all material activities associated with the implementation of smart meters, and has transitioned the vast majority of its customers to time of use pricing.

Acquisitions

Agreement to Acquire Orillia Power

In August 2016, the Company reached an agreement to acquire Orillia Power, an electricity distribution company located in Simcoe County, Ontario, for approximately $41 million, including the assumption of approximately $15 million in outstanding indebtedness and regulatory liabilities, subject to closing adjustments. The acquisition is subject to regulatory approval by the OEB. On July 27, 2017, the OEB issued Procedural Order No. 6 (“Procedural Order”) which stated that the OEB has decided to delay a decision on the Orillia Power application until Hydro One defends its cost allocation proposal in the 2018-2022 distribution application hearing. On August 14, 2017, Hydro One filed a motion to review and vary the Procedural Order requesting the OEB to allow the Orillia Power application to proceed immediately in the ordinary course. On January 4, 2018, the OEB issued its decision and order, referring the matter back to the panel on the application. On February 5, 2018, the OEB issued another procedural order, directing the parties to file evidence or submissions on their expectations of the overall cost structures following the deferred rebasing period and the effect on Orillia Power customers. Hydro One Networks Inc. and the City of Orillia filed their submissions on February 15, 2018, and they now await the OEB’s decision as to whether the OEB will approve the acquisition, deny it, or require additional evidence.

Regulation

Distribution Rates

Distribution rates in Ontario are determined using a performance-based model set out in the OEB’s Renewed Regulatory Framework for Electricity Distributors: A Performance-Based Approach, which is sometimes referred to as the “RRF”. Under the RRF, distributors in Ontario may choose one of three rate-setting methods, depending on their capital requirements: 4th Generation Incentive Rate-Setting (now known as Price Cap IR), Custom Incentive Rate-Setting, or Annual Incentive Rate-Setting Index.

The RRF contemplates that a distributor will apply for the approval of its revenue requirement for an initial base year covered by the rate decision. The revenue requirement for subsequent years is determined based on a formula that accounts for inflation and certain productivity factors set by the regulator. The revenue requirement in these subsequent years is set on the assumption that the distributor will achieve efficiency or productivity improvements to offset the productivity factor imposed by the regulator. The RRF allows the distributor to retain all or a portion of the cost savings achieved in excess of the estimate established by the regulator during the period covered by the rate decision. This allows the distributor an ability to earn more than its allowed return on equity. The RRF provides incentives for distributors to achieve certain performance outcomes, namely: customer focus, operational effectiveness, public policy responsiveness and financial performance. The OEB has indicated that customer focused outcomes and continuous performance improvements by distributors are central to the RRF framework objectives. The OEB has further indicated that distributors should develop plans that respond to customer service needs.

A distributor must submit proposed performance measures as part of its application for distribution rates under the RRF. Distributors may also propose their own performance measures for approval by the OEB. In its most recent distribution application, Hydro One submitted eight additional quantitative measures relating to areas that will be the subject of increased spending levels over the next few years, such as pole replacements, distribution station refurbishments and vegetation management. Distributors are required to report to the OEB on their performance against the performance measures approved as part of their most recent rate decision.

The OEB’s review process of the anticipated cost of service for providing distribution services under the RRF follows a process similar to that of a transmission rate application. Once the revenue requirement for distribution services is determined, it is allocated across the distributor’s customer rate classes using a methodology approved by the OEB resulting in the setting of individual rates for distribution services based on each customer rate class. Hydro One currently has 13 customer rate classes. Distribution rates in Ontario are not the same for all distributors and reflect the particular circumstances of each distributor, including its own costs of providing electricity service to its own particular customers. The OEB policy, A New Distribution Rate Design for Residential Electricity Customers, changes the current distribution rate design for residential customers (a combination of a fixed monthly rate and a variable charge) to a fixed monthly charge only. In December 2015, the OEB increased the transition period for certain customer classes of Hydro One Networks Inc. to eight years to mitigate bill impacts. Implementation will be completed over the next two to six years for Hydro One Networks Inc.’s residential customers.

The OEB has also initiated a working group to consider possible changes to the design of rates for commercial industrial customers. Changes to rate design will not impact the total revenue to be collected from these customer classes.

Recent Distribution Rate Applications

The Company’s distribution rates, other than the distribution rates of Hydro One Remote Communities Inc., are determined by using a performance-based model.

Hydro One Networks Inc.

In March 2015, the OEB issued a decision regarding Hydro One Networks Inc.’s distribution rates for the three-year period from 2015 to 2017, providing for a revenue requirement of $1,326 million for 2015, $1,430 million for 2016 and $1,486 million for 2017.

In December 2016, the OEB issued its decision and order approving Hydro One Networks Inc.’s distribution rates effective January 1, 2017. The overall impact of this decision was a reduction of the proposed 2017 revenue requirement to approximately $1,415 million from $1,486 million. The 2017 revenue requirement reflects an approved rate base of $7,190 million, return on equity of 8.78% and a deemed capital structure of 60% debt and 40% equity. The overall impact of the 2017 rates is a reduction in distribution delivery charges for most residential customers.

In March 2017, Hydro One Networks Inc. filed an application with the OEB for its 2018-2022 distribution rates. The application reflects the level of capital investments required to minimize degradation in overall system asset condition, to meet regulatory requirements, and to maintain current reliability levels. On November 17, 2017, Hydro One Networks Inc. filed with the OEB a request for interim rates based on current OEB-approved rates, adjusted for an updated load forecast. On December 1, 2017, the OEB denied this request and set interim rates based on current OEB-approved rates with no adjustments.

In an update to its 2018-2022 distribution application filed on December 21, 2017, Hydro One Networks Inc. described the impact on the proposed revenue requirement of various developments since initially filing its application. These included, without limitation, the updated cost of capital parameters and inflation factor for 2018 issued by the OEB, and reductions in the 2018 operating, maintenance and administrative forecast and 2018-2022 capital forecasts.

In March 2018, the OEB approved the continuation of the transition towards fully fixed distribution rates for residential customers, updates to the rates used to recover transmission charges and clearance of balances in certain deferral and variance accounts for the former Haldimand Hydro, Woodstock Hydro and Norfolk Hydro. Hydro One Networks Inc. will be filing a rate order which reflects the findings of the OEBs decision approving the 2018 rates.

Hydro One Remote Communities Inc.

In August 2017, Hydro One Remote Communities Inc. filed an application seeking approval of the 2018 revenue requirement and customer rates for the distribution and generation of electricity, in the Hydro One Remote Communities service area, to be implemented on May 1, 2018. Hydro One Remote Communities Inc.’s business is exempt from a number of sections of the Electricity Act which relate to the competitive market. For example, Hydro One Remote Communities Inc. continues to apply bundled rates to customers in remote communities. Hydro One Remote Communities Inc.’s business is operated on a break-even basis, without a return on equity included in rates. As a result, any net income or loss in the year related to the regulated operations of Hydro One Remote Communities Inc. is recorded in a regulatory variance account for inclusion in the calculation of future customer rates. For more information, see the Annual MD&A under the heading “Regulation – Hydro One Remotes Communities Inc.”.

Conservation and Demand Management

CDM requirements in Ontario require distributors to achieve specific energy savings targets by encouraging their customers to reduce their energy usage. Distributors seek to achieve these targets through a number of different initiatives, including by offering customers energy saving devices for use at home, cash rebates for the purchase of energy efficient light bulbs and other products. Incentive programs are also offered to small, medium, and large businesses, as well as industrial customers. Distributors are responsible for developing and submitting CDM plans and reporting on their progress towards achieving specific energy-savings targets. The IESO oversees compliance with CDM requirements in Ontario and also reimburses distributors for the costs of complying with CDM requirements. Hydro One expects that its costs of complying with CDM requirements will be fully reimbursed by the IESO. As a result, CDM-related costs that are reimbursed by the IESO are not included in Hydro One’s rate applications to the OEB.

Distributors in Ontario are collectively required to achieve a total of 7 TWh of electricity savings by December 31, 2020, with each local distribution company being allocated individual energy-savings targets and budgets.

Hydro One Networks Inc.’s 2015-2020 CDM energy savings target is 1,255 GWh.

Hydro One entered into a joint CDM plan submission with another local distribution company in February 2017 which allows the companies to achieve a bonus of 1.5 cent/kWh if they achieve their combined allocated targets, as compared to 1 cent/kWh if each local distribution company achieved its full allocated target.

Capital Expenditures

Hydro One’s asset sustainment activities are based on an assessment of asset condition. Distribution asset renewals are undertaken when assessments indicate there is a high risk of failure and where further maintenance activities are not appropriate. Capital expenditures for the Company’s distribution business in the near term are anticipated to focus on new load connections, storm damage, wood pole replacement, and system capability reinforcement. In addition, the Company expects to continue to construct new distribution lines and stations in the future in response to system growth forecasts, continued suburban community development, high load relief requirements and requirements to connect new sources of generation. The Company expects that it will spend approximately $641 million to $805 million per year over the next five years on capital expenditures relating to its distribution business.

Hydro One is continuing to modernize its distribution system through the deployment of smart devices (including remotely controllable switches and breakers as well as faulted circuit indicators) as power system assets are renewed. Hydro One is also implementing a new Distribution Management System (“DMS”) at its Ontario Grid Control Centre. The DMS will enable distribution components to be monitored and controlled, perform real-time analysis and determine, with greater precision, the location of equipment failures. Additional functionality is planned, in future, to allow field staff to view system conditions remotely in real-time. Smart metering data will also be used to deliver operational and asset management benefits such as better notification of outages and their scope, asset loading information and other data. For more information on future capital expenditures, see the Annual MD&A under the subheading “Capital Investments – Future Capital Investments”.

Competitive Conditions

Hydro One’s distribution service area is set out in its licence issued by the OEB. Only one distributor is permitted to provide distribution services in a service territory, and distributors have exclusive rights to provide service to new customers located within their service territory. As a result, there is very little direct competition for distribution services in Ontario, except near the borders of adjoining service territories, where a distributor may apply to the OEB to claim the right to serve new customers who are not currently connected to its distribution grid.

In 2017, the Company eliminated load transfer arrangements with local distribution companies as directed by the OEB. As a result, some of the Company’s customers have been transferred to the adjacent local distribution companies and other customers have been added to the Company’s customer base.

To create more efficiency in the distribution sector, the Province has endorsed the need for faster consolidation among local distribution companies in Ontario, resulting in competition for acquisition or merger opportunities. Potential acquirers may include strategic and financial buyers, in addition to other local distribution companies. Management believes that Hydro One is well-positioned to continue to pursue consolidation opportunities. However, as consolidation within Ontario has continued, competition for remaining consolidation opportunities has increased.

Other Business

Hydro One’s other business segment consists principally of its telecommunications business, which provides telecommunications support for the Company’s transmission and distribution businesses, as well as certain corporate activities including a deferred tax asset. The telecommunication business is carried out by its wholly-owned subsidiary Hydro One Telecom Inc. It also offers communications and information technology solutions to organizations with broadband network requirements utilizing Hydro

One Telecom Inc.’s fibre optic network to provide diverse, secure and highly reliable connectivity, in a competitive commercial market

Hydro One Telecom Inc. is not regulated by the OEB. However, Hydro One Telecom Inc. is registered with the Canadian Radio-television and Telecommunications Commission as a non-dominant, facilities-based carrier, providing broadband telecommunications services in Ontario with connections to Montreal, Quebec, Buffalo, New York and Detroit, Michigan.

The other business segment represented approximately 11% of Hydro One’s total assets as at December 31, 2017, and accounted for approximately 1% of its total revenue in 2017, net of purchased power and approximately 2% of its total revenue in 2016, net of purchased power. The deferred tax asset arose on the transition from the provincial payments in lieu of tax regime to the federal tax regime in connection with the Company’s initial public offering and reflects the revaluation of the tax basis of Hydro One’s assets to fair market value.

Indigenous Communities

Hydro One believes that building and maintaining respectful, positive and mutually beneficial relationships with Indigenous communities across the province is important to achieving the Company’s corporate objectives. Hydro One is committed to working with Indigenous communities in a spirit of cooperation, partnership and shared responsibility. Hydro One’s equity partnership with the Saugeen Ojibway Nation in respect of the Bruce-to-Milton transmission line demonstrates the Company’s commitment to these principles. In keeping with the Company’s Indigenous Relations Policy, Hydro One’s Indigenous Relations team provides guidance and advice to support the Company in developing and advancing positive relationships. Hydro One also has several programs related to Indigenous communities and their citizens. These include educational and training opportunities which provide opportunities for work terms, Indigenous procurement partnership agreements along with community investments, customer support and outreach. Together, Hydro One Networks Inc. and Hydro One Remote Communities Inc. serve approximately 100 First Nation communities.

The Company’s Health, Safety, Environment and Indigenous Peoples Committee of the Board is responsible for assisting the Board in discharging the Board’s oversight of responsibilities relating to effective occupational health and safety and environmental policies and practices at Hydro One, and its relationship with Indigenous communities.

Outsourced Services

Hydro One has outsourced certain non-core functions, including facilities management services with respect to its stations and other facilities, and certain back-office services such as information technology, payroll, supply chain and accounting services. The Company’s back-office services are provided by a third party service provider under an agreement that expires on February 28, 2021 for information technology services, and on December 31, 2019 for back-office services. The agreement relating to the Company’s information technology services was amended effective March 1, 2018, and extended for 14 months. The Company has an option to renew the agreement in relation to the non-information technology services for two additional terms of approximately one year each. The Company’s call centre services were previously provided by a third party service provided under an agreement that expired on February 28, 2018. Effective March 1, 2018, Hydro One insourced these call centre services. The Company’s facilities management services are provided by a third party service provider under an agreement that expires on December 31, 2024 with an option for the Company to renew the agreement for an additional term of three years.

Employees

As at December 31, 2017, Hydro One had approximately 7,400 regular and non-regular employees province-wide comprised of a mix of skilled trades, engineering, professional, managerial and executive personnel. Hydro One’s regular employees are supplemented primarily by accessing a large external labour force available through arrangements with the Company’s trade unions for variable workers, sometimes referred to as “hiring halls”, and also by access to contract personnel. The hiring halls offer Hydro One the ability to access highly trained and appropriately skilled workers on a project-by-project basis. This provides the Company with more flexibility to address seasonal needs and unanticipated changes to its budgeted work programs. The Company also offers apprenticeship and technical training programs to ensure that future staffing needs will continue to be met.

For more information on employees, see the Annual MD&A under the heading “Hydro One Work Force”.

Health, Safety and Environmental Management

Hydro One has an integrated Health, Safety and Environment Management System that includes key elements for the successful minimization of risk and continued performance improvements. Health, safety and environmental hazards and risks are identified and assessed and controls are implemented to mitigate significant risks. The Company has policies in place regarding Health and Safety, Environment, Workplace Violence and Harassment and Public Safety.

Hydro One Networks Inc. is a designated “Sustainable Electricity Company” by the Canadian Electricity Association. The brand demonstrates Hydro One’s commitment to responsible environmental, social and economic practices, and to the principles of sustainable development.

Given the nature of the work undertaken by Hydro One employees, health and safety remains one of the Company’s top priorities. ‘Safety comes first’ is one of Hydro One’s core values. The Company has developed and is continuing to develop a number of programs and initiatives for accident prevention and to minimize the risk of injury to the public associated with its facilities and operations.

Measures are in place to monitor, on a regular basis, health, safety and environment performance using proactive and reactive measures and/or qualitative and quantitative measures. Since 2004, the evolution of Hydro One’s recordable rate, its key health and safety performance measure, has seen a reduction of approximately 84% in the number of recordable rate incidents. All measures are monitored by management and by the Health, Safety, Environment and Indigenous Peoples Committee. Management compensation has been tied, in part, to success in achieving annual health and safety performance targets. A program allowing for an effective early and safe return to work has allowed the Company to ensure that, when injuries occur, employees recover and return to the workplace as soon as possible.

In 2017, Hydro One continued with its “Journey to Zero” safety initiative that began in 2009. This initiative compares Hydro One to other companies to identify performance gaps. Safety perception assessments were completed in 2009, 2013, 2015 and 2017. The assessment identified opportunities for improvement and forms the development of new health and safety initiatives using cross-functional teams from across the province.

Environmental Regulation

Hydro One is subject to extensive federal, provincial and municipal regulation relating to the protection of the environment that governs, among other things, environmental assessments, discharges to water and land and the generation, storage, transportation, disposal and release of various hazardous substances. Estimated environmental liabilities are reviewed annually or more frequently if significant changes in regulation or other relevant factors occur. Estimated changes are accounted for prospectively.

Permits and Approvals

The Company is required to obtain and maintain specified permits and approvals from federal, provincial and municipal authorities relating to the design, construction and operation of new and upgraded transmission and distribution facilities. Examples include environmental assessment approvals, permits for facilities to be located in parks or other regulated areas, water crossing permits, and approvals to discharge to air and water. Some projects may require environmental approvals from the federal government. Interconnections with neighbouring utilities in other provinces and states also require federal approval and will be subject to federal regulatory review.

In general, larger projects are subject to an individual environmental assessment process, pursuant to the Environmental Assessment Act. The majority of approvals fall under a class environmental assessment process which provides for more streamlined approvals. The scope, timing and cost of environmental assessments are dependent on the scale and type of project, the location (urban versus rural), the environmental sensitivity of affected lands and the significance of potential environmental effects.

Regulation of Releases

Federal, provincial and municipal environmental legislation regulates the release of specific substances into the environment through the prohibition of discharges that will or may have an adverse effect on the environment, which can include liquids, gasses and noise. Releases occur in the course of the Company’s normal operations. Accordingly, Hydro One has spill, leak prevention and leak mitigation programs involving the testing, replacement, repair and installation of containment systems including re-gasketting of transformers and sulphur-hexafluoride-filled equipment. In addition, the Company has an emergency response capability which the Company believes is sufficient to minimize the environmental impact of spills and to comply with its legal obligations.

Pursuant to the Climate Change Mitigation and Low-carbon Economy Act, the Province introduced a cap and trade program in Ontario beginning January 1, 2017. For more information, see “The Electricity

Industry in Ontario – Recent Legislative Amendments Affecting the Electricity Industry Generally – Climate Change Mitigation and Low-carbon Economy Act”.

Hazardous Substances

Hydro One manages a number of hazardous substances, such as PCBs, herbicides, and wood preservatives. In addition, some facilities have substances present which are designated for special treatment under occupational health and safety legislation, such as asbestos, lead and mercury. The Company has environmental management programs in place to deal with PCBs, herbicides, asbestos, and other hazardous substances.

Land Assessment and Remediation

Hydro One has a pro-active land assessment and remediation program in place to identify and, where necessary, remediate historical contamination that has resulted from past operational practices and uses of certain long-lasting chemicals at the Company’s facilities. These programs involve the systematic identification of contamination at or from these facilities and, where necessary, the development of remediation plans for the Company’s properties and affected adjacent private properties. As at December 31, 2017, future expenditures related to Hydro One’s land assessment and remediation program were estimated at approximately $64 million. These expenditures are expected to be spent over the period ending 2044. Additional acquisitions could add to land assessment and remediation expenditures. The expenditures on this program for 2017 were approximately $8 million. These costs are expected to be recovered in the Company’s transmission and distribution rates.

Insurance

Hydro One maintains insurance coverage, including liability, all risk property, boiler and machinery and directors’ and officers’ insurance. The Company also maintains other insurance coverage that is required by law, covering risks such as automobile liability, pesticide liability and aircraft liability. The Company does not have insurance for damage to its transmission and distribution wires, poles or towers located outside transmission and distribution stations, including damage caused by severe weather, other natural disasters or catastrophic events or for environmental remediation costs. The OEB has generally permitted the recovery of costs associated with extreme weather events, such as the ice storm that occurred in 1998.

Ombudsman

The role of the ombudsman is to facilitate resolution of complaints by customers of the Company that remain unresolved after having been processed through the Company’s complaints handling process. The ombudsman is an impartial and independent investigator, who makes recommendations to facilitate the resolution of both individual and systemic issues with a view to achieving a resolution that is fair to both the customer and the Company. The main purposes of the ombudsman are to address procedural and substantive unfairness, handle unresolved complaints, conduct systemic reviews that will lead to improvements in programs and systems, support the Company in holding its employees accountable for carrying out the Company’s directives and their responsibilities, and support the Board in its mandate to govern in a just, fair, and equitable manner. The ombudsman also works with the OEB to maintain integrated procedures for liaising with the Company and inquiring into matters raised by customers with the ombudsman. The ombudsman is an office of last resort within the Company.

Reorganizations

In 2015, prior to the closing of the initial public offering of Hydro One Limited, Hydro One completed a series of transactions resulting in, among other things, the acquisition by Hydro One Limited of all of the issued and outstanding shares of Hydro One Inc. and the issuance of new common shares and preferred shares of Hydro One Limited to the Province. The Province then sold a portion of its common shares of Hydro One Limited pursuant to the initial public offering. A series of pre-closing steps occurred, including:

•

On October 31, 2015, Hydro One Inc. repurchased its existing preferred shares held by the Province for cancellation at a price equal to the redemption price of the preferred shares (being equal to approximately $323 million) satisfied by the issuance to the Province of common shares of Hydro One Inc. having an aggregate fair market value equal to the price to be paid for the preferred shares.

•

All of the issued and outstanding common shares of Hydro One Inc. were acquired by Hydro One Limited in return for the issuance to the Province of 12,197,500,000 common shares and 16,720,000 Series 1 preferred shares of Hydro One Limited.

•	Hydro One Inc. and certain of its subsidiaries were required to pay a $2.6 billion “departure tax” to the Ontario Electricity Financial Corporation as a consequence of the initial public offering.

•	The outstanding common shares of Hydro One Limited were consolidated such that 595,000,000 common shares were issued and outstanding immediately prior to the closing of the initial public offering.

Under applicable Canadian securities laws, the acquisition of all of the issued and outstanding shares of Hydro One Inc. was considered a “significant acquisition”. Hydro One Limited filed a business acquisition report in respect of the acquisition on January 14, 2016. See also “General Development of the Business – Chronological Development of the Business – 2015 – Acquisition of Hydro One Inc.” for more information.

In July 2017, Hydro One reached an agreement to acquire Avista Corporation in a transaction which is expected to be a “significant acquisition” for purposes of applicable securities laws. The closing is expected to occur in the second half of 2018, subject to certain regulatory and government approvals, and the satisfaction of customary closing conditions. See “General Development of the Business – Chronological Development of the Business – 2017 – Acquisition of Avista Corporation”.

RISK FACTORS

A discussion of Hydro One Limited’s risk factors can be found under the heading “Risk Management and Risk Factors” in the Annual MD&A.

DIVIDENDS

The Company did not declare or pay cash dividends in 2015. The Company declared and paid cash dividends to common shareholders and holders of Series 1 preferred shares in 2016 and beyond as follows:

Common Shares
Fiscal Year	Date Declared	Record Date	Payment Date	Amount per Common Share
2016	February 11(1)	March 17	March 31	$0.34
	May 5	June 14	June 30	$0.21
	August 11	September 14	September 30	$0.21
	November 10	December 14	December 30	$0.21
	February 9	March 14	March 31	$0.21
2017	February 9	March 14	March 31	$0.21
	May 3	June 13	June 30	$0.22
	August 8	September 12	September 29	$0.22
	November 9	December 12	December 29	$0.22
2018	February 12	March 13	March 29	$0.22
		Series 1 Preferred Shares
2016	February 11	N/A	February 22	$0.32602739
	May 5	N/A	May 20	$0.265625
	August 11	N/A	August 22	$0.265625
	November 10	N/A	November 21	$0.265625
2017	February 9	N/A	February 21	$0.265625
	May 3	N/A	May 23	$0.265625
	August 8	N/A	August 21	$0.265625
	November 9	N/A	November 20	$0.265625
2018	February 12	N/A	February 20	$0.265625

Note:

(1)

This was the first common share dividend declared by the Company following the completion of its initial public offering in November 2015. The $0.34 per share dividend included $0.13 for the post-IPO period from November 5 to December 31, 2015, and $0.21 for the quarter ended March 31, 2016.

Dividend Policy

The Board has established a dividend policy pursuant to which Hydro One Limited expects to pay an annualised dividend amount on its common shares, based on a target payout ratio of 70% to 80% of net income. The amount and timing of any dividends payable by Hydro One Limited will be at the discretion of the Board and will be established on the basis of Hydro One’s results of operations, maintenance of its deemed regulatory capital structure, financial condition, cash requirements, the satisfaction of solvency tests imposed by corporate laws for the declaration and payment of dividends and other factors that the Board may consider relevant.

The preferred shares of Hydro One Limited are entitled to a preference over the common shares with respect to the payment of dividends. Other than the foregoing, there is currently no restriction that would prevent the Company from paying dividends at current levels.

For more information on dividends, see the notes to the audited consolidated financial statements of Hydro One Limited as at and for the years ended December 31, 2017 and 2016.

Dividend Reinvestment Plan

On February 11, 2016, the Board approved the creation of a Dividend Reinvestment Plan which is currently in place. The Dividend Reinvestment Plan enables eligible shareholders to have their regular quarterly cash dividends automatically reinvested in additional Hydro One common shares acquired on the open market.

DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of Hydro One Limited’s articles, as they may be amended from time to time.

Hydro One Limited’s authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. As at December 31, 2017, there were 595,386,711 common shares, 16,720,000 Series 1 preferred shares and no Series 2 preferred shares issued and outstanding.

Common Shares

Holders of common shares are entitled to receive notice of and to attend all meetings of shareholders, except meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series, and holders of common shares are entitled to one vote per share at all such meetings of shareholders. Hydro One Limited’s common shares are not redeemable or retractable. Subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares, including the Series 1 preferred shares and Series 2 preferred shares, holders of common shares are entitled to receive dividends if, as, and when declared by the Board. Subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares, including the Series 1 preferred shares and Series 2 preferred shares, holders of common shares are also entitled to receive the remaining assets of Hydro One Limited upon its liquidation, dissolution or winding-up or other distribution of Hydro One Limited’s assets for the purposes of winding-up its affairs. See “Dividends – Dividend Policy” for a description of Hydro One Limited’s dividend policy.

The Voting Securities of Hydro One Limited, which include the common shares, are subject to share ownership restrictions under the Electricity Act and certain other provisions contained in the articles of Hydro One Limited related to the enforcement of those share ownership restrictions. The share ownership restrictions provide that no person or company (or combination of persons or companies acting jointly or in concert), other than the Province or an underwriter who holds Voting Securities solely for the purposes of distributing them to purchasers who comply with the share ownership restrictions, may beneficially own or exercise control or direction over more than 10% of any class or series of Voting Securities of Hydro One Limited.

Preferred Shares

Hydro One Limited may from time to time issue preferred shares in one or more series. Prior to issuing shares in a series, the Board is required to fix the number of shares in the series and determine the designation, rights, privileges, restrictions and conditions attaching to that series of preferred shares.

Subject to the OBCA, holders of Hydro One Limited’s preferred shares or a series thereof are not entitled to receive notice of, to attend or to vote at any meeting of the shareholders of Hydro One Limited except that votes may be granted to a series of preferred shares when dividends have not been paid on any one or more series as determined by the applicable series provisions. Each series of preferred shares ranks on parity with every other series of preferred shares with respect to dividends and the distribution of assets and return of capital in the event of the liquidation, dissolution or winding up of Hydro One Limited. The preferred shares are entitled to a preference over the common shares and any other shares ranking junior to the preferred shares with respect to payment of dividends and the distribution of assets and return of capital in the event of the liquidation, dissolution or winding up of Hydro One Limited.

Series 1 Preferred Shares and Series 2 Preferred Shares

For the period commencing from October 31, 2015, and ending on and including November 19, 2020, the holders of Series 1 preferred shares will be entitled to receive fixed cumulative preferential dividends of $1.0625 per share per year, if and when declared by the Board, payable quarterly on the 20th day of November, February, May and August in each year. The dividend rate will reset on November 20, 2020 and every five years thereafter at a rate equal to the sum of the then five-year Government of Canada bond yield and 3.53%. The Series 1 preferred shares will not be redeemable by Hydro One Limited prior to November 20, 2020, but will be redeemable by Hydro One Limited on November 20, 2020 and on November 20 every fifth year thereafter at a redemption price equal to $25.00 for each Series 1 preferred share redeemed, plus any accrued or unpaid dividends. The holders of Series 1 preferred shares will have the right, at their option, on November 20, 2020 and on November 20 every fifth year thereafter, to convert all or any of their Series 1 preferred shares into Series 2 preferred shares on a one-for-one basis, subject to certain restrictions on conversion.

The holders of Series 2 preferred shares will be entitled to receive quarterly floating rate cumulative dividends, if and when declared by the Board, at a rate equal to the sum of the then three-month Government of Canada treasury bill rate and 3.53% as reset quarterly. The Series 2 preferred shares will be redeemable by Hydro One Limited at a redemption price equal to $25.00 for each Series 2 preferred share redeemed if redeemed on November 20, 2025, or on November 20 every fifth year thereafter or $25.50 for each Series 2 preferred share redeemed if redeemed on any other date after November 20, 2020, in each case plus any accrued or unpaid dividends. The holders of Series 2 preferred shares will have the right, at their option, on November 20, 2025, and on November 20 every fifth year thereafter, to convert all or any of their Series 2 preferred shares into Series 1 preferred shares on a one-for-one basis, subject to certain restrictions on conversion.

In the event of the liquidation, dissolution or winding-up of Hydro One Limited, or any other distribution of assets of Hydro One Limited for the purpose of winding-up its affairs, the holders of Series 1 preferred shares and Series 2 preferred shares will be entitled to receive $25.00 for each Series 1 preferred share and each Series 2 preferred share held by them, plus any unpaid dividends, before any amounts are paid or any assets of Hydro One Limited are distributed to holders of common shares and any shares ranking junior to the Series 1 preferred shares and Series 2 preferred shares. After payment of those amounts, the holders of Series 1 preferred shares and Series 2 preferred shares will not be entitled to share in any further distribution of the property or assets of Hydro One Limited.

Except as required by the OBCA, neither the holders of Series 1 preferred shares nor the holders of Series 2 preferred shares shall be entitled to receive notice of, or to attend meetings of shareholders of Hydro One Limited and shall not be entitled to vote at any such meeting, unless Hydro One Limited fails for eight quarters, whether or not consecutive, to pay in full the dividends payable on the Series 1 preferred shares or Series 2 preferred shares, as applicable, whereupon the holders of Series 1 preferred shares and Series 2 preferred shares, as applicable, shall become entitled to receive notice of and attend all meetings of shareholders, except class meetings of any other class of shares, and shall have one vote for each Series 1 preferred share or Series 2 preferred share held at such meetings, as applicable.

Convertible Debentures and Instalment Receipts

On August 9, 2017, in connection with the acquisition of Avista Corporation, the Company and its wholly- owned subsidiary, 2587264 Ontario Inc., completed the sale of $1.54 billion aggregate principal amount of 4.00% convertible unsecured subordinated debentures of Hydro One Limited (the “Debentures”) represented by instalment receipts.

The Debentures were sold on an instalment basis at a price of $1,000 per Debenture, of which $333 was paid on the closing of the Convertible Debenture Offering and the remaining $667 (the “Final Instalment”) is payable on a date to be fixed by the Company following satisfaction of all conditions precedent to the closing of the Merger (the “Final Instalment Date”).

Prior to the Final Instalment Date, the Debentures are represented by instalment receipts. The instalment receipts began trading on the TSX on August 9, 2017 under the symbol “H.IR”. The Debentures will not be listed. The Debentures will mature on September 30, 2027 and bear interest at an annual rate of 4.00% per $1,000 principal amount of Debentures until and including the Final Instalment Date, after which the interest rate will be 0.00%. Based on the first instalment of $333 per $1,000 principal amount of Debentures, the effective annual yield to and including the Final Instalment Date is 12.00%, and the effective annual yield thereafter is 0.00%.

If the Final Instalment Date occurs on a day that is prior to the first anniversary of the closing of the Convertible Debenture Offering, holders of Debentures who had paid the Final Instalment on or before the Final Instalment Date will be entitled to receive, on the business day following the Final Instalment Date, an amount equal to the interest that would have accrued from the day following the Final

Instalment Date to and including the first anniversary of the closing of the Convertible Debenture Offering had the Debentures remaining outstanding and continued to accrue interest until and including such date (the “Make-Whole Payment”).

No Make-Whole Payment will be payable if the Final Instalment Date occurs on or after the first anniversary of the Closing of the Convertible Debenture Offering. Under the terms of the Instalment Receipt Agreement, the Company has agreed that until such time as the Debentures have been redeemed or the Final Instalment Date has occurred, the Company will at all times hold short-term interest bearing U.S. dollar securities with investment grade counterparties, maintain readily available capacity under the existing $250 million operating credit facility of Hydro One (the “Operating Credit Facility”) or the revolving credit facilities of its subsidiaries, or have cash on hand together with available capacity, in an amount at least equal to the net proceeds of the first instalment paid on the closing of the Convertible Debenture Offering.

At the option of the holders and provided that payment of the Final Instalment has been made, each Debenture will be convertible into common shares of Hydro One Limited at any time after the Final Instalment Date, but prior to the earlier of: (i) maturity; or (ii) redemption by the Company, at a conversion price of $21.40 per common share, being a conversion rate of 46.7290 common shares per $1,000 principal amount of Debentures, subject to adjustment in certain circumstances.

Prior to the Final Instalment Date, the Debentures may not be redeemed by the Company, except that the Debentures will be redeemed by the Company at a price equal to their principal amount plus accrued and unpaid interest following the earlier of: (i) notification to holders of the Debentures that the conditions necessary to approve the Merger will not be satisfied; (ii) termination of the Agreement and Plan of Merger; and (iii) May 1, 2019, if notice of the Final Instalment Date has not been given to holders of the Debentures on or before April 30, 2019. Upon any such redemption, the Company will pay for each Debenture: (i) $333 plus accrued and unpaid interest to the holder of the instalment receipt; and (ii) $667 to 2587264 Ontario Inc., on behalf of the holder of the instalment receipt, in satisfaction of the Final Instalment. In addition, after the Final Instalment Date, any Debentures that have not been converted may be redeemed by the Company at a price equal to their principal amount plus any unpaid interest which accrued prior to and including the Final Instalment Date.

At maturity, the Company will have the option to repay the principal amount of any Debentures not converted and remaining outstanding, in cash or in common shares. In the event that Hydro One elects to repay the principal amount in common shares, such common shares will be valued at 95% of the weighted average trading price of the common shares on the TSX for the 20 consecutive trading days ending five trading days preceding the maturity date.

CREDIT RATINGS

For a description of Hydro One Limited’s credit ratings, see the Annual MD&A under the heading “Liquidity and Financing Strategy”.

MARKET FOR SECURITIES

Trading Price and Volume

The common shares are listed on the TSX under the symbol “H”. The following table sets forth the high and low reported trading prices and the trading volume of the common shares on the TSX for each month commencing January 2017:

Period	High ($)	Low ($)	Volume
January 2017	24.49	23.49	8,368,116
February 2017	24.17	23.22	8,477,586
March 2017	24.28	23.04	11,764,543
April 2017	24.66	23.84	6,292,356
May 2017	24.15	22.63	42,296,289
June 2017	23.98	22.73	19,011,705
July 2017	23.25	21.32	17,158,684
August 2017	23.35	22.00	13,950,543
September 2017	23.27	22.50	13,793,602
October 2017	22.88	22.01	9,528,158
November 2017	23.07	22.30	9,656,987
December 2017	22.88	22.23	8,295,011
January 2018	22.45	21.55	11,826,805
February 2018	22.20	20.10	19,043,774
March 1 to March 28, 2018	21.18	20.46	13,567,375

The Series 1 preferred shares and Series 2 preferred shares of Hydro One Limited are not listed or quoted on any marketplace.

The instalment receipts are listed on the TSX under the symbol “H.IR”. The following table sets forth the high and low reported trading prices and the trading volume of the instalment receipts on the TSX for each month beginning with the partial month from August 9, 2017, being the date the instalment receipts began trading on the TSX:

Period	High ($)	Low ($)	Volume
August 9 to August 31, 2017	39.69	34.47	275,635,901
September 2017	39.45	37.25	79,360,903
October 2017	38.75	35.25	54,838,130
November 2017	39.30	36.50	57,519,933
December 2017	38.30	36.66	21,565,000
January 2018	37.40	33.75	48,324,500
February 2018	35.50	27.80	42,732,170
March 1 to March 28, 2018	32.60	30.01	15,117,000

On August 9, 2017, in connection with the acquisition of Avista Corporation, the Company and its wholly-owned subsidiary, 2587264 Ontario Inc., completed the sale of $1.54 billion aggregate principal amount of 4.00% convertible unsecured subordinated debentures of Hydro One Limited. The debentures were sold on an instalment basis at a price of $1,000 per debenture, of which $333 was paid on the closing of the Convertible Debenture Offering and the remaining $667 is payable on a date to be fixed by the Company following satisfaction of all conditions precedent to the closing of the Merger. See “Description of Capital Structure - Convertible Debentures and Instalment Receipts”.

DIRECTORS AND OFFICERS

Directors and Executive Officers

The following table sets forth information regarding the directors and executive officers of Hydro One as of December 31, 2017. Each of the directors was first appointed on August 31, 2015. Each director is elected annually to serve for one year or until his or her successor is elected or appointed.

On January 28, 2018, Hydro One announced the appointment of Paul Dobson as its new Chief Financial Officer effective March 1, 2018. Mr. Dobson, 51, was most recently the Chief Financial Officer at Direct Energy Ltd. in Houston, Texas.

On February 21, 2018, Hydro One announced the appointment of Patrick Meneley as Executive Vice President and Chief Corporate Development Officer effective March 1, 2018. Mr. Meneley, 54, was most recently the EVP, Wholesale Banking at TD Bank Group and Vice Chair and Head of Global Corporate and Investment Banking for TD Securities.

Name, Province or State and Country of Residence	Age	Position/Title	Independent Board Member	Principal Occupation	Committees(4)

Mayo Schmidt	60	President and Chief	No	President and Chief
Ontario, Canada		Executive Officer		Executive Officer	—
and Director

Gregory Kiraly	53	Chief Operating		Chief Operating
Ontario, Canada		Officer		Officer	N/A

Judy McKellar	61	Executive Vice		Executive Vice
Ontario, Canada		President, Chief		President, Chief	N/A
		Human Resources		Human Resources
		Officer		Officer

Ferio Pugliese	49	Executive Vice		Executive Vice
Ontario, Canada		President,		President, Customer	N/A
		Customer Care and		Care and Corporate
		Corporate Affairs		Affairs

James Scarlett	64	Executive Vice		Executive Vice
Ontario, Canada		President, Chief		President, Chief	N/A
		Legal Officer		Legal Officer

Chris Lopez	43	Acting in the		Senior Vice
Ontario, Canada(2)		capacity of Chief		President, Finance,	N/A
		Financial Officer		Hydro One Networks
Inc.

Name, Province or State and Country of Residence	Age	Position/Title	Independent Board Member	Principal Occupation	Committees(4)

David F. Denison	65	Director and Chair	Yes	Board Chair, Hydro
Ontario, Canada		of the Board		One Limited and	—
				Hydro One Inc.

Ian Bourne(1)	70	Director	Yes	Chair, Ballard Power	Human Resources Committee
Alberta, Canada				Systems Inc.	(Chair); Nominating, Corporate
					Governance, Public Policy &
					Regulatory Committee

Charles	47	Director	Yes	Chief Executive	Audit Committee; Human
Brindamour				Officer, Intact	Resources Committee
Ontario, Canada				Financial Corporation

Marcello (Marc)	63	Director	Yes	Vice-Chairman,	Human Resources Committee;
Caira(1)				Restaurant Brands	Nominating, Corporate
Ontario, Canada				International Inc.	Governance, Public Policy &
					Regulatory Committee

Christie Clark	64	Director	Yes	Corporate Director	Human Resources Committee;
Ontario, Canada					Nominating, Corporate
					Governance, Public Policy &
					Regulatory Committee

George Cooke(1)	64	Director	Yes	Corporate Director,	Audit Committee; Health, Safety,
Ontario, Canada				/Board Chair,	Environment and Indigenous
				OMERS	Peoples Committee
				Administration
				Corporation

Margaret	60	Director	Yes	Corporate Director	Human Resources Committee;
(Marianne) Harris					Health, Safety, Environment and
Ontario, Canada					Indigenous Peoples Committee
					(Chair)

James Hinds	60	Director	Yes	Corporate Director	Audit Committee; Health, Safety,
Ontario, Canada					Environment and Indigenous
					Peoples Committee

Kathryn	60	Director	Yes	Corporate Director	Nominating, Corporate
Jackson(1)(3)					Governance, Public Policy &
Pennsylvania,					Regulatory Committee; Health,
United States					Safety, Environment and
					Indigenous Peoples Committee

Roberta Jamieson	65	Director	Yes	President and Chief	Audit Committee; Health, Safety,
Ontario, Canada				Executive Officer,	Environment and Indigenous
				Indspire	Peoples Committee

Name, Province or State and Country of Residence	Age	Position/Title	Independent Board Member	Principal Occupation	Committees(4)

Frances Lankin	63	Director	Yes	Corporate Director	Audit Committee; Nominating,
Ontario, Canada					Corporate Governance, Public
					Policy & Regulatory Committee

Philip S. Orsino	63	Director	Yes	Corporate Director	Audit Committee (Chair);
Ontario, Canada					Nominating, Corporate
					Governance, Public Policy &
					Regulatory Committee

Jane Peverett(1)	59	Director	Yes	Corporate Director	Human Resources Committee;
British Columbia,					Nominating, Corporate
Canada					Governance, Public Policy &
					Regulatory Committee (Chair)

Gale Rubenstein(1)	64	Director	Yes	Partner, Goodmans	Human Resources Committee;
Ontario, Canada				LLP	Health, Safety, Environment and
					Indigenous Peoples Committee

Notes:

(1)	These directors have been designated as the Province’s nominees to the board of directors of Hydro One for the purpose of the Governance Agreement.
(2)	Mr. Lopez was acting in the capacity Chief Financial Officer from May 19, 2017 to February 28, 2018.
(3)

On January 24, 2018, Ms. Kathryn Jackson informed the Chair of the Board of her decision to retire from board service following the completion of her current term. Consequently, Ms. Jackson will not stand for re-election to our board at the Company’s 2018 annual meeting of shareholders.

(4)

The “Health, Safety, Environment and Indigenous Peoples Committee”, formerly named “Health, Safety, Environment and First Nations & Métis Committee”, name change was approved by the Board on July 13, 2017. The Board approved the name change of the “Nominating, Corporate Governance, Public Policy & Regulatory Committee” to “Governance Committee” on a going forward basis on February 13, 2018.

As of May 19, 2017, Mr. Michael Vels, previously the Chief Financial Officer, is no longer employed by Hydro One and as of December 13, 2017, Mr. Paul Barry, previously the Executive Vice President, Strategy and Corporate Development of Hydro One Networks Inc., is no longer employed by Hydro One.

The following includes a brief profile of each of the executive officers of Hydro One, which include a description of their present occupation and their principal occupations for the past five years. For profiles of each of the directors of Hydro One, see Hydro One Limited’s Management Information Circular under the subheading “About the Nominated Directors – Director Profiles”.

Mr. Mayo Schmidt is the President and Chief Executive Officer of Hydro One. Prior to joining Hydro One, Mr. Schmidt served as President and Chief Executive Officer at Viterra Inc., a global food ingredients company operating in 14 countries providing critical nutritional food ingredients to over 50 countries. Early in his career, Mr. Schmidt held a number of key management positions of increasing responsibility at General Mills, Inc. until he joined ConAgra as President of their Canadian operations and spearheaded ConAgra’s expansion into Canada. In 2007, he led the consolidation of Canada’s agriculture sector which included the acquisition of Agricore United, following which he led the acquisition of ABB, Australia’s leading agriculture corporation growing Viterra Inc. from a $200 million market capitalization to finally a sale in 2012 for over $7.5 billion. Mr. Schmidt currently sits on the Board of Directors of

Nutrien Ltd. and is also Chairman of its Governance Committee. He is a member of Harvard University Private and Public, Scientific, Academic and Consumer Food Policy Group, and is on Washburn University’s Foundation board of Trustees. Mr. Schmidt received his Honorary Doctorate of Commerce from Washburn in 2016 and his B.B.A. from Washburn in 1980.

Effective March 1, 2018, Paul Dobson was appointed to the role of Chief Financial Officer (“CFO”) of Hydro One. As CFO, Mr. Dobson is responsible for finance, treasury, controller, internal audit, technology and regulation. Prior to joining Hydro One in 2018, Mr. Dobson served as CFO for Direct Energy Ltd. (Direct Energy), Houston, Texas, where he was responsible for overall financial leadership of a $15 billion revenue business with three million customers in Canada and the United States. Since 2003, Mr. Dobson has held senior leadership positions in finance, operations, information technology and customer service across the Centrica Group, the parent company of Direct Energy. Prior to Direct Energy, Mr. Dobson worked at CIBC for 10 years in finance, strategy and business development roles in both Canada and the United States. Mr. Dobson also brings considerable experience in mergers and acquisitions and integrating acquired companies across North America and in the United Kingdom. Mr. Dobson is a dual Canadian-U.S. citizen who holds an honours bachelor’s degree from the University of Waterloo as well as an MBA from the University of Western Ontario and is a CPA, CMA.

Effective September 12, 2016, Gregory Kiraly was appointed to the role of Chief Operating Officer (“COO”) of Hydro One. As COO, Mr. Kiraly oversees the complete transmission and distribution value chain including Planning, Engineering, Construction, Operations, Maintenance, and Forestry; Shared Services functions including Facilities, Real Estate, Fleet, and Procurement; and the Telecom and Remote Communities subsidiaries. Prior to joining Hydro One in 2016, Mr. Kiraly served as senior vice president of Electric Transmission and Distribution at Pacific Gas and Electric Company (PG&E) in San Francisco, which delivers safe and reliable energy to more than 16 million customers in northern and central California. Since joining PG&E in 2008, Mr. Kiraly led efforts that achieved the lowest employee injury rates ever, seven straight years of record electric reliability, and over $500million in productivity improvements and efficiency savings. Before PG&E, Mr. Kiraly held executive-level positions in energy delivery at Commonwealth Edison (Exelon) in Chicago and leadership positions in both gas and electric distribution at Public Service Electric and Gas Company in Newark, New Jersey. Mr. Kiraly holds a bachelor’s degree in industrial engineering from New Jersey Institute of Technology and a master’s of business administration in finance from Seton Hall University. He is also a graduate of Harvard University’s Advanced Management Program.

Effective November 14, 2016, Chris Lopez was appointed as Senior Vice President of Finance of Hydro One Networks Inc, bringing almost 17 years of progressive experience in the utilities industry in Canada and Australia. Prior to joining Hydro One, Mr. Lopez was the Vice President, Corporate Planning and Mergers & Acquisitions at TransAlta Corporation from 2011 to 2015. Prior to that, Mr. Lopez was Director of Operations Finance at TransAlta in Calgary from 2007 to 2011, and he held senior financial roles up to and including Country Financial Controller for TransAlta in Australia, from 1999 to 2007. Mr. Lopez worked as a Senior Financial Accountant with Rio Tinto Iron Ore, in Australia from 1997 to 1999. Mr. Lopez received a Bachelor of Business degree from Edith Cowan University in 1996, and a Chartered Accountant designation in Australia in 1999. He received a graduate diploma in corporate governance and directorships from the Australian Institute of Company Directors in 2007. Mr. Lopez was accountable for leading the management of financial governance and reporting, treasury management, taxation and planning and analysis before stepping up into the acting role of Chief Financial Officer for the second half of 2017 following the departure of Michael Vels.

Judy McKellar is the Executive Vice President, Chief Human Resources Officer of Hydro One Inc. She was appointed to this position on November 11, 2016. Ms. McKellar has held various roles of increasing responsibility at Hydro One Networks Inc., an indirect subsidiary of Hydro One Limited, in the Human Resources department over her 30+ year career and was appointed VP of Human Resources in 2010. In 2014, she assumed the additional responsibility of Senior Vice President of People and Culture/Health, Safety and Environment and serves as the accountable executive for the Human Resources Committee of the Board of Directors. Ms. McKellar earned a Bachelor of Arts degree from Victoria College, University of Toronto and was recently named as one of 2015’s 100 Most Powerful Women in Canada by PricewaterhouseCoopers in the “Public Sector” category.

Effective March 1, 2018, Patrick Meneley was appointed to the role of Executive Vice President and Chief Corporate Development Officer of Hydro One Limited. In this capacity, Mr. Meneley is responsible for leading strategy, innovation and mergers and acquisitions. Prior to joining Hydro One in 2018, Mr. Meneley served as Executive Vice President, Wholesale Banking at TD Bank Group and Vice Chair and Head of Global Corporate and Investment Banking for TD Securities. Mr. Meneley spent 15 years leading and building one of the leading corporate and investment banking businesses in Canada, along with a profitable and growing franchise in the United States. Mr. Meneley holds an MBA (with distinction) from the University of Western Ontario and a Bachelor of Commerce (with honours) from the University of British Columbia.

Effective September 9, 2016, Ferio Pugliese was appointed to the role of Executive Vice President, Customer Care and Corporate Affairs of Hydro One Networks Inc. Prior to his appointment, Mr. Pugliese held progressively senior leadership roles in hospitality, pulp and paper and airline industries with responsibility for human resources, operations and customer service. Since 2007, Mr. Pugliese was a member of the Executive Leadership team at Westjet Airlines serving as WestJet’s Executive Vice President People, Culture and Inflight Services and in 2013 led the launch and successful operation of the company’s regional airline as President of WestJet Encore. WestJet Encore was recognized for having the continent’s top on-time performance for regional airlines in 2015. Mr. Pugliese is highly recognized as a market leader in customer service and brings expertise in building and leading a winning culture focused on serving customers and communities. Mr. Pugliese was recognized by Caldwell Partners as one of Canada’s Top 40 under 40 in 2007. He holds a Master of Arts degree in Adult Education from Central Michigan University, an Honours Bachelor of Arts degree in Social Science and an Honours Bachelor of Commerce degree from the University of Windsor.

Effective September 1, 2016, James Scarlett was appointed as Executive Vice President and Chief Legal Officer of Hydro One. Prior to joining Hydro One, Mr. Scarlett was a Senior Partner at Torys LLP. He joined Torys in March 2000 and held a number of leadership roles at the firm, including head of Torys’ Capital Markets Group, Mining Group and International Business Development Strategy. Mr. Scarlett was also a member of the firm’s Executive Committee from 2009-2015. Prior to joining Torys, Mr. Scarlett was a partner at another major Canadian law firm. While at that firm Mr. Scarlett held leadership roles as head of its Corporate Group, Securities Group and as a member of its Board. Mr. Scarlett was also seconded to the Ontario Securities Commission in 1987 and was appointed as the first Director of

Capital Markets in 1988, a position he held until his return to private law practice in 1990. Mr. Scarlett earned his law degree (J.D.) from the University of Toronto in 1981 and his Bachelor of Commerce Degree from the University of McGill in 1975. In 2015, Mr. Scarlett earned his ICD.D (Institute of Corporate Directors) designation.

Information Regarding Certain Directors and Executive Officers

As at December 31, 2017, the directors and executive officers of Hydro One Limited beneficially owned, controlled or directed, directly or indirectly, as a group, 119,439 common shares, which represented approximately 0.02% of the outstanding common shares.

Corporate Cease Trade Orders and Bankruptcies

Except as described below:

•

none of the directors or executive officers of Hydro One Limited is, or within the last 10 years has served as, a director or executive officer of any company that, during such service or within a year after the end of such service, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

•

none of the directors or executive officers of Hydro One Limited is, or within the last 10 years has served as, a director, chief executive officer or chief financial officer of any company that, during such service or as a result of an event that occurred during such service, was subject to an order (including a cease trade order, or similar order or an order that denied access to any exemption under securities legislation), for a period of more than 30 consecutive days; or

•

none of the directors or executive officers of Hydro One Limited nor any shareholder holding shares sufficient to materially affect control of Hydro One Limited, within the last 10 years has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director.

In May 2004, Saskatchewan Wheat Pool Inc., a predecessor to Viterra Inc., initiated a disposition of its hog operations, which had been carried on through certain of its subsidiaries, through a court supervised process under the Companies’ Creditors Arrangement Act. On April 12, 2005, the Saskatchewan Financial Services Commission issued a cease trade order against four of these subsidiaries for failing to file the required annual continuous disclosure documents. The cease trade order was revoked on October 18, 2010 pursuant to Viterra Inc.’s application to effect a re-organization of the entities in question. Mr. Schmidt served as an officer and/or director of these entities at the time.

Mr. Orsino was a director of CFM Corporation from July 2007 until his resignation in March 2008. In April 2008, CFM filed for protection under the Companies’ Creditors Arrangement Act.

Ms. Peverett was a director of Postmedia Network Canada Corp. between April 2013 and January 2016. On October 5, 2016, within one year of Ms. Peverett’s resignation from the board of directors, Postmedia completed a recapitalization transaction (“recapitalization transaction”) pursuant to a court approved plan of arrangement under the Canada Business Corporations Act. As part of the recapitalization transaction, approximately US $268.6 million of debt was exchanged for shares that represented approximately 98% of the outstanding shares at that time. Additionally, Postmedia repaid, extended and amended the terms of its outstanding debt obligations pursuant to the recapitalization transaction.

Penalties or Sanctions

None of the directors or executive officers of Hydro One Limited, nor any shareholder holding shares sufficient to materially affect control of Hydro One Limited, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

To the best of the Company’s knowledge, there are no existing material potential conflicts of interest among the Company and the directors or executive officers of the Company as a result of their outside business interests as at the date of this annual information form. Certain of the directors and executive officers serve as directors and executive officers of other public companies. Accordingly, conflicts of interest may arise which could influence these persons in evaluating possible acquisitions or in generally acting on behalf of the Company. Where conflicts arise, they are managed through a variety of measures, including declaration of the conflict, recusal from meetings and/or portions of meetings, and the creation of separate board materials for the affected directors.

Indebtedness of Directors and Executive Officers

No director, executive officer, employee, former director, former executive officer or former employee or associate of any director or executive officer of Hydro One Limited or any of its subsidiaries had any outstanding indebtedness to Hydro One Limited or any of its subsidiaries except routine indebtedness or had any indebtedness that was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Hydro One Limited or any of its subsidiaries.

AUDIT COMMITTEE

The Audit Committee must consist of at least three directors, all of whom are persons determined by Hydro One to be both “independent” (within the meaning of all Canadian securities laws and stock exchange requirements and the Governance Agreement) and “financially literate” (within the meaning of other applicable requirements or guidelines for audit committee service under securities laws or the rules of any applicable stock exchange, including National Instrument 52-110 – Audit Committees). At least one member of the Audit Committee will qualify as an “audit committee financial expert” as defined by the applicable rules of the United States Securities and Exchange Commission. The Audit Committee

comprises Philip S. Orsino (Chair), Charles Brindamour, George Cooke, James Hinds, Roberta Jamieson and Frances Lankin. Each of the audit committee members has an understanding of the accounting principles used to prepare Hydro One’s financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

The Board has adopted a written charter for the Audit Committee, in the form set out under Schedule “A” hereto, which sets out the Audit Committee’s responsibilities.

Relevant Education and Experience

Charles Brindamour

Mr. Charles Brindamour is the Chief Executive Officer of Intact Financial Corporation, the largest provider of property and casualty insurance in Canada and a leading provider of specialty insurance in North America. Mr. Brindamour began his career with Intact in 1992 as an actuary and held over the years a number of progressive management positions. Under Mr. Brindamour’s leadership, the company became an independent and widely-held Canadian company in 2009 and two years later engineered the acquisition of AXA Canada; the largest acquisition in the history of Canada’s property and casualty insurance industry. Mr. Brindamour is a board member of Intact Financial Corporation, the C.D. Howe Institute, the Geneva Association, the Business Council of Canada and Branksome Hall. He is also a member of the Advisory Committee of the University of Waterloo’s Climate Change Adaptation Project and serves on the advisory board of Gibraltar Growth Corporation. Mr. Brindamour is a graduate of Laval University in Actuarial Sciences and an associate of the Casualty Actuarial Society.

George L. Cooke

Mr. George Cooke is a corporate director and the Chair of the board of directors of OMERS Administration Corporation and the Ontario Lottery and Gaming Corporation. He is also a Governor of Curling Canada. OMERS is one of Canada’s largest pension funds and OMERS Administration Corporation is responsible for pension services and administration, investments, and plan valuation. Mr. Cooke is the former President and CEO of The Dominion of Canada General Insurance Company (The Dominion), formerly a property and casualty insurance company, a position he held from February 1992 to August 2012. In August 2012, Mr. Cooke retired from his role as President of The Dominion and continued to hold the position of Chief Executive Officer of the company until December 31, 2012. Mr. Cooke obtained a Bachelor of Arts degree (Hons.) in Political Studies and a Masters of Business Administration degree from Queen’s University. He also holds an Honorary Doctor of Laws degree from Assumption University in Windsor. Mr. Cooke was a member of the Board of Directors of The Dominion (1992-2013), the Insurance Bureau of Canada (1992-2013), E-L Financial Corporation (1992-2012), Empire Life (1992-2002) and Atomic Energy of Canada Limited (1995-1999), and he was also Executive Vice-President with E-L Financial Corporation Limited (1992-2013).

James Hinds

Mr. James Hinds is a corporate director. He is also a director of Allbanc Split Corp., a mutual fund company. He is a retired investment banker, having previously served as Managing Director of TD Securities Inc., prior to which he held positions at CIBC Wood Gundy Inc. and Newcrest Capital Inc. Mr. Hinds was the past chair of the Independent Electricity System Operator (IESO), a Crown corporation responsible for operating the electricity market, and was also chair of the former Ontario Power Authority Board of Directors (2010-2014) until its merger with the IESO effective January 1, 2015. Mr. Hinds was a member of the Audit Committee of the Board of Directors of both the IESO and Ontario Power Authority. Mr. Hinds received a Bachelor of Arts degree from Victoria College at the University of Toronto, a Master of Business Administration from the Wharton School of Business and a law degree from the University of Toronto Law School.

Roberta L. Jamieson

Ms. Roberta Jamieson is a Mohawk woman from the Six Nations of the Grand River Territory in Ontario, where she still resides. She is also President and Chief Executive Officer of Indspire, Canada’s premiere Indigenous-led charity supporting Indigenous Education, and Executive Producer of the Indspire Awards, a nationally broadcast television special honouring Indigenous achievement. Ms. Jamieson was the first First Nations woman to earn a law degree in Canada; the first non-parliamentarian appointed an ex-officio member of a House of Commons Committee; the first woman Ombudsman of Ontario (1989-1999); and in December 2011, she was the first woman elected Chief of the Six Nations of the Grand River Territory. An accomplished expert in alternative dispute resolution, Ms. Jamieson also served as Commission of the Indian Commission of Ontario. She was also a Director of the Ontario Power Generation Inc. Board of Directors (2012-2015) and served on its Risk Oversight Committee. Ms. Jamieson holds a Bachelor of Laws from the University of Western Ontario. She has earned numerous awards, including, most recently, YWCA’s President’s Award and Women’s Executive Network’s “Canada’s Most Powerful Women” Hall of Fame, as well as 25 honorary degrees. In 2015, Ms. Jamieson was recognized by the Public Policy Forum for the outstanding contributions she has made to the quality of public policy and good governance. On March 7, 2018, Ms. Jamieson was appointed to the Gender Equality Advisory Council for Canada’s G7 Presidency.

Hon. Frances L. Lankin, P.C., C.M.

Hon. Frances Lankin is a corporate director. She was the former President and CEO of the United Way Toronto (2001-2010), a Toronto-based charity. In 2009, Ms. Lankin was appointed to the Queen’s Privy Council for Canada and served for five years as a member of the Security Intelligence Review Committee. In 2014, Ms. Lankin was appointed to the Premier’s Advisory Council on Government Assets whose mandate was to review and identify opportunities to modernize government business enterprises, and in 2011 and 2012, she co-led a review of Ontario’s social assistance system as part of the province’s poverty reduction strategy. During her first term as an elected Member of Provincial Parliament, Ms. Lankin served in a variety of Cabinet roles including Chair of Management Board, Minister of Health and Long-Term Care, and Minister of Economic Development and Trade. Ms. Lankin is a Director of the Ontario Lottery and Gaming Corporation. She is the former Chair of the National NewsMedia Council, and a former Director of the Institute of Corporate Directors, where she sat on the Audit Committee.

Additionally, she sat on the Ontario Hospital Association’s Audit Committee from 2012-2013. Ms. Lankin was appointed a Member of the Order of Canada in 2012. In April of 2016, Ms. Lankin was appointed to the Senate of Canada where she sits as an Independent Senator from Ontario.

Philip S. Orsino, O.C., FCPA, FCA

Mr. Philip S. Orsino is a corporate director. He was the President and Chief Executive Officer of Jeld-Wen Inc., a global integrated manufacturer of building products from 2011 until he retired in 2014. Formerly until October 2005, Mr. Orsino was the President and Chief Executive Officer of Masonite International Corporation for 22 years. Mr. Orsino is a director of The Bank of Montreal and Chair of its Audit and Conduct Review Committee and a director of The Minto Group, a private real estate developer, and chair of the Audit Committee. He was the recipient of the 2003 Canada’s Outstanding CEO of the Year Award and received the University of Toronto’s Distinguished Business Alumni Award for 2002. He is a Fellow of the Chartered Professional Accountants of Ontario and holds a degree from Victoria College at the University of Toronto. Mr. Orsino was appointed an Officer of the Order of Canada in 2004.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that all non-audit services to be provided to Hydro One Limited or any of its subsidiaries by the external auditors or any of its affiliates are subject to pre-approval by the Audit Committee.

Auditors’ Fees

The aggregate fees billed by KPMG to Hydro One and its subsidiaries in 2017 and 2016 for professional services are presented below:

	Year ended December 31, 2017	Year ended December 31, 2016
Audit Fees(1)	$1,559,514	$1,524,814
Audit-Related Fees(2)	$1,171,700	$488,854
Tax Fees(3):
Tax Compliance and SR&ED Claim	$161,000	$90,000
General Tax Advice	$100,000	$57,500
Tax advice on Avista acquisition	$311,300	-
Other Fees(4)	-	$413,643
Total	$3,303,514	$2,574,811

Notes:

(1)	The nature of the services rendered was: audit of annual financial statements of the Company and its subsidiaries, and statutory and regulatory filings.

(2)

The nature of the services rendered was: due diligence related to the Avista acquisition, translations and audit of the Hydro One Pension Plan, IFRS reporting to the Province and related services reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under Audit Fees.

(3)

The nature of the services rendered was: procedures in connection with a scientific research, experimental development (“SR&ED”) investment tax credit claim, tax compliance services for Hydro One’s Pension Funds and general tax advice.

(4)	The nature of the services rendered was: due diligence activities.

AGREEMENTS WITH PRINCIPAL SHAREHOLDER

In connection with the November 2015 completion of the initial public offering of Hydro One Limited, on November 5, 2015, Hydro One and the Province entered into:

•	the Governance Agreement to address the Province’s role in the governance of Hydro One Limited; and

•

the Registration Rights Agreement to provide the Province with the right to require Hydro One Limited to facilitate future secondary offerings of common shares or preferred shares owned or controlled by the Province.

The material terms of the Governance Agreement and the Registration Rights Agreement are summarized below. A copy of each of the Governance Agreement and the Registration Rights Agreement has been filed on SEDAR and is available under Hydro One Limited’s profile at www.sedar.com. The discussion in this annual information form concerning the Governance Agreement and the Registration Rights Agreement is not complete, and is qualified in its entirety to the text of the Governance Agreement and the Registration Rights Agreement, each of which should be referred to. Not all of the terms of the Governance Agreement and the Registration Rights Agreement are described in this annual information form.

Governance Agreement

Governance Matters

The Governance Agreement specifically addresses the following governance matters:

•	The governance principles under which Hydro One Limited and its subsidiaries will be managed and operated.

•

The nomination of directors, which includes: (i) the requirement for a fully independent board of directors (other than the Chief Executive Officer), and (ii) the maximum number of directors that may be nominated by the Province.

•	The election and replacement of directors.

•	Approvals requiring a special resolution of the directors.

Governance Principles

The Governance Agreement provides that the business and affairs of Hydro One Limited will be managed and operated in accordance with certain governance principles.

The governance principles provide that:

•

Hydro One Limited will maintain corporate governance policies, procedures and practices consistent with the best practices of leading Canadian publicly listed companies, having regard to Hydro One Limited’s ownership structure and the Governance Agreement.

•	The board of directors of Hydro One Limited is responsible for the management of the business and affairs of Hydro One Limited.

•

With respect to its ownership interest in Hydro One Limited, the Province will engage in the business and affairs of Hydro One Limited as an investor and not a manager, and the Province intends to achieve its policy objectives through legislation and regulation, as it would with respect to any other utility operating in Ontario.

Nomination of Directors

The Governance Agreement establishes qualification standards for director nominees, provides for the number of directors that may be nominated and establishes a process for confirming nominees. The Governance Agreement recognizes that the Board is to be a fully independent board (independent of both Hydro One and the Province), except the Chief Executive Officer, as described under the subheading “Independence” below.

Director Qualification Standards

Under the Governance Agreement, the Province and the Nominating, Corporate Governance, Public Policy & Regulatory Committee have agreed to nominate as directors, qualified individuals of high quality and integrity who have the experience, expertise and leadership appropriate to manage a business of the complexity, size and scale of the business of Hydro One Limited, on a basis consistent with the highest standards for directors of Canada’s leading public companies.

In addition, a majority of the directors must be resident Canadians (as defined in the OBCA).

Independence

Each director nominee must, among other things:

•	be independent of Hydro One Limited (other than the Chief Executive Officer) within the meaning of Ontario securities laws governing the disclosure of corporate governance practices;

•

be independent of the Province (other than the Chief Executive Officer). A director will be independent of the Province if he or she would be independent of Hydro One Limited within the meaning of Ontario securities laws governing the disclosure of corporate governance practices if the Province and each Specified Provincial Entity were treated as Hydro One Limited’s parent under that definition, but excluding, in the case only for the current directors, any prior relationship that ended before August 31, 2015. In addition, he or she may not be an employee or official of the Province or any Specified Provincial Entity, either: (i) currently or, (ii) within the last three years (excluding in the case of (ii), the current directors whose prior relationship ended before August 31, 2015); and

•	meet the requirements of applicable securities and other laws and any exchange on which the voting securities are listed.

A “Specified Provincial Entity” means (1)(a) the Ontario Financing Authority, (b) the IESO, (c) Ontario Power Generation Inc., (d) the Electrical Safety Authority, (e) Ontario Electricity Financial Corporation, (f) Infrastructure Ontario, or (g) a subsidiary of, or a person controlled by, any organization listed in (a) to (f); and (2) the OEB.

Number of Directors

Under the articles of Hydro One Limited and pursuant to the terms of the Governance Agreement, the Board will consist of no fewer than 10 and no more than 15 directors, with the initial Board consisting of 15 directors until the first annual meeting of shareholders following the completion of the initial public offering of Hydro One Limited.

Board Nominees

The nominees to be proposed for election to the Board by Hydro One Limited at annual meetings of shareholders will be determined as follows:

•	The Chief Executive Officer will be nominated.

•	The Province will be entitled to nominate that number of nominees equal to 40% of the number of directors to be elected (rounded to the nearest whole number), subject to certain exceptions.

•	The Nominating, Corporate Governance, Public Policy & Regulatory Committee will nominate the remaining directors.

Board Nomination Process

Under the Governance Agreement, the Province and representatives of the Nominating, Corporate Governance, Public Policy & Regulatory Committee are to meet after each annual meeting of shareholders to discuss expected upcoming departures from the Board (whether due to resignation, retirement or otherwise) and the impact such departures will have on the Board, having regard to continued compliance with the Governance Agreement and the ability of the Board to satisfy the Board’s skills matrix, diversity policy and other governance standards. Under the Governance Agreement, at this meeting the Nominating, Corporate Governance, Public Policy & Regulatory Committee is to make recommendations to the Province respecting potential candidates for director, including potential candidates for nomination by the Province. The Province has no obligation to nominate any of the individuals recommended as one of its director nominees.

Not later than 60 days prior to the date by which proxy solicitation materials must be mailed for Hydro One’s annual meeting of shareholders, each of the Province and the Nominating, Corporate Governance, Public Policy & Regulatory Committee will notify the other of its proposed director nominees. If a proposed nominee is not already a director of Hydro One or is then a director but whose circumstances have materially changed in a way that would affect whether she or he would continue to meet the director qualification standards under the Governance Agreement, then the Province or the committee, as the case may be, will have 10 business days to confirm that nominee or reject that nominee on the basis that the nominee does not meet those director qualification standards.

If a director nominee of the Province or the Nominating, Corporate Governance, Public Policy & Regulatory Committee is rejected, then the Province or the committee will be entitled to nominate additional candidates until a nominee is confirmed by the other. If no replacement nominee is confirmed for a director who was expected to depart from the board and that director does not resign, that director shall be re-nominated. The Province and the committee will use commercially reasonable efforts to confirm director nominees prior to the date by which proxy solicitation materials must be mailed for the annual meeting of shareholders.

Election and Replacement of Directors

The Governance Agreement provides for how:

•	the Province will vote with respect to director nominees, including its nominees and those of the Nominating, Corporate Governance, Public Policy & Regulatory Committee,

•	the Province may vote at contested elections,

•	the Province may seek to replace the Board by withholding votes or voting for removal, and

•	Board vacancies will be filled.

Voting on Director Elections

At any meeting of shareholders to elect directors, the Province is required to vote in favour of the nominees selected by the Province and the Nominating, Corporate Governance, Public Policy & Regulatory Committee in accordance with the board nomination process set out in the Governance Agreement, except in the case of contested director elections or where the Province seeks to replace the Board in accordance with the Governance Agreement.

Contested Elections

At any meeting of shareholders to elect directors of Hydro One Limited at which there are more nominees for directors than there are directors to be elected, the Province may vote its Voting Securities in its sole discretion (including to vote in favour of other candidates instead of the Province’s nominees), except that the Province will vote in favour of the election of the Chief Executive Officer as a director.

Right to Withhold Votes

The Province is required under the Governance Agreement to vote in favour of all director nominees of Hydro One Limited, subject to the Province’s overriding right to withhold from voting in favour of all director nominees and its right to seek to remove and replace the entire Board, including in each case its own director nominees but excluding the Chief Executive Officer and, at the Province’s discretion, the Chair. Depending on the number of withheld votes a director nominee receives at a meeting of shareholders at which directors are to be elected, that director nominee may be required to tender his or her resignation to the Board in accordance with Hydro One Limited’s majority voting policy.

Province’s Right to Replace the Board

The Province may at any time notify Hydro One Limited that it intends to request that Hydro One Limited hold a meeting of shareholders for the purposes removing all of the directors in office, including those nominated by the Province, with the exception of the Chief Executive Officer and, at the sole discretion of the Province, the Chair (a “Removal Notice”). If the Province gives Hydro One a Removal Notice, then the Chair shall coordinate the establishment of an ad hoc nominating committee comprising one representative of each of the five largest beneficial owners of Voting Securities known to the Company (or if at least three such owners are not willing to provide a representative, then the individuals the Province proposes to nominate as replacement directors). The Province and the ad hoc nominating committee will identify and confirm replacement directors to be nominated at the shareholders’ meeting pursuant in accordance with the process set out in the Governance Agreement. Each replacement director nominee must meet the same qualification and independence standards under the Governance Agreement as for any director nominee. Hydro One Limited will call the shareholders’ meeting once the replacement director nominees are confirmed pursuant to this process, and will hold the shareholders’ meeting within 60 days of this confirmation. At the shareholders’ meeting, the Province will vote in favour of removing the current directors with the exception of the Chief Executive Officer and, at the Province’s discretion, the Chair, and will vote in favour of the new independent director nominees.

Board Approvals Requiring a Special Resolution of the Directors

The Governance Agreement provides that certain actions require approval by a resolution of the Board passed by at least two-thirds of the votes cast at a meeting of the directors, or consented to in writing by all of the directors (a “Special Board Resolution”). Matters requiring approval by a Special Board Resolution include:

•	the appointment and annual confirmation of the Chair,

•	the appointment and annual confirmation of the Chief Executive Officer, and

•	changes to certain specified governance standards specified in the Governance Agreement to be “Hydro One’s governance standards”.

The governance standards subject to this special approval requirement include the Board’s skills matrix, the Ombudsman’s Mandate, the Diversity Policy and the Majority Voting Policy, the Corporate Governance Guidelines, the mandates of the Board and its committees, position descriptions for the Chief Executive Officer, the Chair, the directors and committee chairs, and the Stakeholder Engagement Policy.

Other Matters

In addition to the governance matters noted above, the Governance Agreement also addresses the following matters:

•	Restrictions on the right of the Province to initiate fundamental changes.

•	Pre-emptive rights provided to the Province with respect to future issuances of Voting Securities by Hydro One Limited.

•	Acquisition limits with respect to the Province’s acquisition of outstanding Voting Securities.

Restrictions on Province’s Right to Initiate Fundamental Changes

The Province has agreed not to initiate a fundamental change to Hydro One Limited (as defined in Part XIV of the OBCA), including not to initiate any arrangement or amalgamation involving Hydro One Limited or any amendment to the articles of Hydro One Limited. The Province may, however, vote its Voting Securities as it sees fit in the event any fundamental change is initiated by Hydro One Limited or another shareholder of Hydro One Limited.

Pre-emptive Rights

Hydro One Limited has granted to the Province a pre-emptive right to acquire additional Voting Securities as part of future offerings by Hydro One Limited of Voting Securities. If Hydro One Limited proposes to issue Voting Securities in the future, whether pursuant to a public offering or a private placement, Hydro One Limited must notify the Province of the proposal and provide information in accordance with the provisions of the Governance Agreement at least 30 days in advance and must offer the Province the right to purchase up to 45% of the Voting Securities being offered. Any Voting Securities not purchased by the Province pursuant to the offer may be purchased by any other person pursuant to the proposed offering.

The pre-emptive right also applies with respect to any proposed issuance by Hydro One Limited of securities convertible into or exchangeable for Voting Securities except securities convertible into or exchangeable for Voting Securities: (i) pursuant to certain employee or director compensation plans; (ii) pursuant to any dividend re-investment arrangement of the Company that is consistent with dividend reinvestment arrangements of other publicly traded utilities in Canada (including as to discount rates) and that does not include a cash purchase option; (iii) pursuant to a rights offering that is open to all shareholders of Hydro One Limited; or (iv) pursuant to any business combination, take-over bid, arrangement, asset purchase transaction or other acquisition of assets or securities of a third party.

The Province waived its pre-emptive right to participate in the Convertible Debenture Offering under the Governance Agreement. In consideration of granting the waiver, Hydro One Limited agreed that until July 19, 2018: (i) the Company shall not issue common shares pursuant to the Company’s equity compensation plans and any dividend reinvestment plan in an aggregate number that exceeds 1% of the common shares outstanding as of July 19, 2017; and (ii) the Company shall not issue voting securities (or securities convertible into voting securities) pursuant to any acquisition transaction without complying with the pre-emptive right provisions of the Governance Agreement.

45% Acquisition Limit

The Province has agreed in the Governance Agreement, subject to certain exceptions, not to acquire previously issued Voting Securities if after that acquisition, the Province would own more than 45% of any class or series of Voting Securities. This restriction does not limit the Province from acquiring Voting Securities on an issuance by Hydro One Limited, including pursuant to the exercise by the Province of its pre-emptive right. See “Agreements with Principal Shareholder – Governance Agreement – Other Matters – Pre-emptive Rights” above.

Registration Rights Agreement

Demand Registration

Pursuant to the Registration Rights Agreement, Hydro One Limited has granted the Province certain demand registration rights providing that, from time to time while the Province is a “control person” of Hydro One Limited within the meaning of applicable Canadian securities laws, the Province can require Hydro One Limited to file, at the expense of the Province (except for internal expenses of Hydro One Limited or other expenses that Hydro One Limited would have incurred in the absence of such a request), and subject to certain exceptions, one or more prospectuses and take other procedural steps as may be reasonably necessary to facilitate a secondary offering in Canada of all or any portion of the common shares or preferred shares (“shares”) held by the Province.

“Piggy-Back” Registration

If Hydro One Limited proposes to undertake a Canadian public offering by prospectus, the Province is entitled, while it is a “control person” of Hydro One Limited within the meaning of applicable Canadian securities laws, to include shares owned by it as part of that offering, provided that the underwriters may reduce the number of shares proposed to be sold if in their reasonable judgment all of the shares proposed to be offered by Hydro One Limited and the Province may not be sold in an orderly manner within a price range reasonably acceptable to Hydro One Limited. In that case, the shares to be sold will be allocated pro rata between Hydro One Limited and the Province based on their relative proportionate number of shares requested to be included in the offering. Hydro One Limited and the Province will share the expenses of the offering (except for internal expenses of Hydro One Limited) in proportion to the gross proceeds they each receive from the offering.

Private Placements

Hydro One Limited has also agreed to use commercially reasonable efforts to assist, at the Province’s expense, the Province in any sale by it of shares of Hydro One Limited pursuant to an exemption from the prospectus requirements, in the preparation of an offering memorandum and other documentation and by facilitating due diligence by the prospective buyer.

Customary Agreements

Hydro One Limited and the Province have also agreed to enter into customary agreements, including “lock-up” agreements, on customary market terms in connection with such transactions. Hydro One Limited also agreed to certain indemnification and contribution covenants in favour of the Province and any underwriters involved in such transactions.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as noted below and elsewhere in this annual information form, there are no material interests, direct or indirect, of any director or executive officer of the Company, any shareholder that beneficially owns, or controls or directs (directly or indirectly), more than 10% of any class or series of Hydro One Limited’s outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the three years before the date hereof that has materially affected or is reasonably expected to materially affect the Company.

Relationships with the Province and Other Parties

Overview

The Province is Hydro One Limited’s principal shareholder. The OEB is the principal regulator of Ontario’s electricity industry. The Province appoints the board members of the OEB and fills any vacancies on the OEB. The OEB is obligated to implement approved directives of the Province concerning general policy and objectives to be pursued by the OEB and other directives aimed at addressing existing or potential abuses of market power by industry participants. The IESO, among other matters, directs the operation of the Ontario power system by balancing supply and demand of electricity and directing electricity flow and assumed the responsibility for forecasting supply and demand of electricity over the medium and long term to meet the needs of the province. The board of directors of the IESO, other than its Chief Executive Officer, is appointed by the Province in accordance with the regulations in effect from time to time under the Electricity Act.

In connection with the initial public offering of Hydro One Limited, the Company entered into the Governance Agreement and the Registration Rights Agreement with the Province. See “Agreements with Principal Shareholder”.

Transfer Orders

The transfer orders pursuant to which Hydro One Inc. acquired Ontario Hydro’s electricity transmission, distribution and energy services businesses as of April 1, 1999, did not transfer certain assets, rights, liabilities or obligations where the transfer would constitute a breach of the terms of any such asset, right, liability or obligation or a breach of any law or order (the “trust assets”). The transfer orders also did not transfer title to assets located on Reserves, which assets are held by the Ontario Energy Financial

Corporation. For more information, see the Annual MD&A under the subheading “Risk Management and Risk Factors – Risks Relating to Hydro One’s Business – Risk from Transfer of Assets Located on Reserves”.

Hydro One is obligated under the transfer orders to manage both the trust assets (until it has obtained all consents necessary to complete the transfer of title to these assets to Hydro One) and the assets otherwise retained by the Ontario Electricity Financial Corporation that relate to Hydro One’s businesses. Hydro One has entered into an agreement with the Ontario Electricity Financial Corporation under which it is obligated, in managing these assets, to take instructions from the Ontario Electricity Financial Corporation if Hydro One’s actions could have a material adverse effect on the Ontario Electricity Financial Corporation. The Ontario Electricity Financial Corporation has retained the right to take control of and manage the assets, although it must notify and consult with Hydro One before doing so and must exercise its powers relating to the assets in a manner that will facilitate the operation of Hydro One’s businesses. The consent of the Ontario Electricity Financial Corporation is also required prior to any disposition of these assets.

The Province also transferred officers, employees, assets, liabilities, rights and obligations of Ontario Hydro in a similar manner to its other successor transferees. These transfer orders include a dispute resolution mechanism to resolve any disagreement among the various transferees with respect to the transfer of specific assets, liabilities, rights or obligations.

The transfer orders do not contain any representations or warranties from the Province or the Ontario Electricity Financial Corporation with respect to the transferred officers, employees, assets, liabilities, rights and obligations. Furthermore, under the Electricity Act, the Ontario Electricity Financial Corporation was released from liability in respect of all assets and liabilities transferred by the transfer orders, except for liability under Hydro One’s indemnity from the Ontario Electricity Financial Corporation. The parties, with the consent of the Minister of Finance, agreed to terminate such indemnity effective October 31, 2015. By the terms of the transfer orders, each transferee indemnifies the Ontario Electricity Financial Corporation with respect to any assets and liabilities related to that transferee’s business not effectively transferred, and is obligated to take all reasonable measures to complete the transfers where the transfers were not effective.

Hydro One has indemnified the Ontario Electricity Financial Corporation in respect of the damages, losses, obligations, liabilities, claims, encumbrances, penalties, interest, taxes, deficiencies, costs and expenses arising from matters relating to the Company’s business and any failure by Hydro One to comply with its obligations to the Ontario Electricity Financial Corporation under agreements dated as of April 1, 1999. These obligations include obligations to employ the employees transferred to Hydro One under the transfer orders, make and remit employee source deductions (including tax withholding amounts, and employer contributions), manage the real and personal properties which the Ontario Electricity Financial Corporation continues to hold in trust or otherwise and take any necessary action to transfer all of these properties to the Company, to pay realty taxes and other costs, provide access to books and records and to assume other responsibilities in respect of the assets held by the Ontario Electricity Financial Corporation in trust for the Company.

Departure Taxes

By virtue of being wholly owned by the Province, Hydro One was exempt from tax under the federal Income Tax Act and the Province of Ontario Taxation Act (the Tax Acts). However, under the Electricity Act, Hydro One was required to make payments in lieu of tax to the Ontario Electricity Financial Corporation. The payments in lieu of tax were, in general, equivalent to the amount of tax that Hydro One would otherwise be liable to pay under the Tax Acts if it was not exempt from taxes under those statutes.

In connection with the initial public offering of Hydro One Limited, Hydro One’s exemption from tax under the Tax Acts ceased to apply. Under the Tax Acts, Hydro One was deemed to have disposed of its assets immediately before it lost its tax exempt status resulting in Hydro One making payments in lieu of tax under the Electricity Act totalling $2.6 billion in respect thereof, calculated by reference to the federal Income Tax Act (“departure tax”).

Hydro One Inc. also paid the Ontario Electricity Financial Corporation approximately $0.3 billion in additional payments in lieu of tax in connection with the period prior to the initial public offering.

For a discussion of the departure tax and the related financial implications on the Company, see “Business of Hydro One – Regulation – Recent Transmission Rate Applications” as well as the Annual MD&A under the heading “Risk Management and Risk Factors – Risks Relating to Hydro One’s Business – Regulatory Risks and Risks Relating to Hydro One’s Revenues – Risks Relating to Regulatory Treatment of Deferred Tax Asset”.

MATERIAL CONTRACTS

The following are the only material contracts, other than those contracts entered into in the ordinary course of business, which Hydro One Limited has entered into since the beginning of the last financial year, or entered into prior to such date but which contract is still in effect:

(a)

a trust indenture dated August 9, 2017, between Hydro One Limited and Computershare Trust Company of Canada relating to the issuance of up to $1,540,000,000 aggregate principal amount of Debentures due September 30, 2027;

(b)

an instalment receipt and pledge agreement (“Instalment Receipt Agreement”) dated August 9, 2017, between Hydro One Limited, 2587264 Ontario Inc., a syndicate of underwriters and Computershare Trust Company of Canada, as custodian and security agent, providing for the issuance of instalment receipts evidencing beneficial ownership of the Debentures;

(c)

the underwriting agreement (the “July 2017 Underwriting Agreement”) dated July 25, 2017, between Hydro One Limited, 2587264 Ontario Inc. and a syndicate of underwriters pursuant to which the underwriters agreed to purchase, and 2587264 Ontario Inc. agreed to sell, $1,400,000,000 aggregate principal amount of Debentures (such aggregate principal amount of the Debentures subsequently increased to $1,540,000,000) at a price of $1,000 per $1,000 principal amount of Debentures. The July 2017 Underwriting Agreement provides that Hydro One Limited and 2587264 Ontario Inc. will indemnify the underwriters and each of their respective affiliates, and their directors, officers, partners, employees, agents and controlling persons against certain liabilities, including liabilities under Canadian securities legislation;

(d)

an agreement and plan of merger dated July 19, 2017, by and among Hydro One Limited, Olympus Holding Corp., Olympus Corp. and Avista Corporation, providing for the direct or indirect acquisition by Olympus Holding Corp., an indirect, wholly-owned subsidiary of Hydro One Limited, of Avista Corporation for an aggregate purchase price of approximately U.S.$5,300,000,000, comprised of an equity purchase price of U.S.$3,400,000,000 and the assumption of U.S.$1,900,000,000 of debt;

(e)

the underwriting agreement (the “May 2017 Underwriting Agreement”) dated May 10, 2017, between Hydro One Limited, the Province and a syndicate of underwriters pursuant to which the Underwriters agreed to purchase, and the Province agreed to sell 120,000,000 common shares of Hydro One Limited at a price of $23.25 per share. The May 2017 Underwriting Agreement provides that Hydro One Limited will indemnify the underwriters and each of their respective affiliates, and their directors, officers, partners, employees, agents and controlling persons against certain liabilities, including liabilities under Canadian securities legislation;

(f)

the underwriting agreement (the “2016 Underwriting Agreement”) dated April 7, 2016, between Hydro One Limited, the Province and a syndicate of underwriters pursuant to which the underwriters agreed to purchase, and the Province agreed to sell 72,434,800 common shares (such number of shares subsequently increased to an aggregate of 83,300,000 common shares) of Hydro One Limited at a price of $23.65 per share. The 2016 Underwriting Agreement provides that Hydro One Limited will indemnify the underwriters and each of their respective affiliates, and their directors, officers, partners, employees, agents and controlling persons against certain liabilities, including liabilities under Canadian securities legislation; the Governance Agreement, described under “Agreements with Principal Shareholder”; and

(g)	the Registration Rights Agreement, described under “Agreements with Principal Shareholder”.

Copies of the foregoing material agreements have been filed with the Canadian securities regulatory authorities and are available on SEDAR at www.sedar.com.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company is from time to time involved in legal proceedings of a nature considered normal to its business. Except as disclosed below, Hydro One believes that none of the litigation in which it is currently involved, or has been involved since the beginning of the most recently completed financial year, individually or in the aggregate, is material to its consolidated financial condition or results of operations. The Company is not subject to any material regulatory actions.

Hydro One Inc., Hydro One Networks, Hydro One Remote Communities Inc., and Norfolk Power Distribution Inc. are defendants in a class action suit in which the representative plaintiff is seeking up to $125 million in damages related to allegations of improper billing practices. The plaintiff’s motion for certification was dismissed by the court on November 28, 2017, but the plaintiff has appealed the court’s decision, and the appeal has been set for October 16, 2018.

In connection with the reorganization of Ontario Hydro, Hydro One Inc. succeeded Ontario Hydro as a party to various pending legal proceedings relating to the businesses, assets, real estate and employees transferred to it. Hydro One Inc. also assumed responsibility for future claims relating to the businesses, assets, real estate and employees acquired by Hydro One Inc. and arising out of events occurring prior to, as well as after, April 1, 1999. In addition to claims assumed by the Company, it is, from time to time, named as a defendant in legal actions arising in the normal course of business. There are currently no actions that are outstanding which are expected to have a material adverse effect on the Company.

To date, four putative class action lawsuits have been filed by Avista Corporation shareholders in relation to the Merger. First, Fink v. Morris, et al., was filed in Washington state court and the amended complaint names as defendants Avista Corporation’s directors, Hydro One, Olympus Holding Corp., Olympus Corp., and Bank of America Merrill Lynch. The suit alleges that Avista Corporation’s directors breached their fiduciary duties in relation to the Merger, aided and abetted by Hydro One, Olympus Holding Corp., Olympus Corp. and Bank of America Merrill Lynch. The plaintiffs in the lawsuit are seeking to enjoin the Merger and may pursue other remedies, including monetary damages and attorneys’ fees. The Washington state court issued an order staying the litigation until after the plaintiffs file an amended complaint, which must be no later than 30 days after Avista Corporation or Hydro One Limited publicly announces that the Merger has closed. Second, Jenß v. Avista Corp., et al., Samuel v. Avista Corp., et al., and Sharpenter v. Avista Corp., et al., were each filed in the US District Court for the Eastern District of Washington and named as defendants Avista Corporation and its directors; Sharpenter also named Hydro One, Olympus Holding Corp., and Olympus Corp. The lawsuits alleged that the preliminary proxy statement omitted material facts necessary to make the statements therein not false or misleading. Jenß, Samuel, and Sharpenter were all voluntarily dismissed by the respective plaintiffs with no consideration paid by any of the defendants. The one remaining class action is consistent with expectations for US merger transactions and, while there is no certainty as to outcome, Hydro One believes that the lawsuit is not material to Hydro One. See the Annual MD&A under the heading “Risk Management and Risk Factors – Risks Relating to Hydro One’s Business – Risk Factors Relating to the Merger” for more information.

INTEREST OF EXPERTS

KPMG LLP, Chartered Professional Accountants, located at 333 Bay Street, Suite 4600, Bay Adelaide Centre, Toronto, Ontario M5H 2S5, is the auditor of Hydro One Limited and has audited the consolidated financial statements of Hydro One Limited as at and for the years ended December 31, 2017 and December 31, 2016. KPMG LLP has confirmed that it is independent of Hydro One Limited within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Hydro One Limited’s common shares is Computershare Trust Company of Canada at its principal office in Toronto, Ontario. Computershare Trust Company of Canada as its principal office in Toronto, Ontario also acts as the trustee for the Debentures and acts as custodian and security agent in respect of the instalment receipts.

ADDITIONAL INFORMATION

Additional information relating to Hydro One Limited may be found on SEDAR at www.sedar.com. Additional information, including with respect to directors’ and officers’ remuneration and indebtedness, principal holders of Hydro One Limited’s securities and shares authorized for issuance under equity compensation plans, is contained in the Company’s management information circular for its most recent annual meeting of shareholders that involves the election of directors.

Additional financial information is provided in the Annual MD&A and in the consolidated financial statements and notes to the consolidated financial statements of Hydro One Limited for 2017.

SCHEDULE “A”

HYDRO ONE LIMITED

AUDIT COMMITTEE MANDATE

Purpose

The Audit Committee (the “Committee”) is a committee appointed by the board of directors (the “Board”) of Hydro One Limited (including its subsidiaries, the “Company”). The Committee is established to fulfill applicable public company obligations and to assist the Board in fulfilling its oversight responsibilities with respect to financial reporting including responsibility to oversee:

(a)	the independence, qualification and appointment of external auditors;
(b)

the integrity of the Company’s financial statements and financial reporting process, including the audit process and the Company’s internal control over financial reporting, disclosure controls and procedures and compliance with other related legal and regulatory requirements;

(c)	the performance of the Company’s financial finance function, internal auditors and external auditors; and
(d)	the auditing, accounting and financial reporting process.

The function of the Committee is oversight. It is not the duty or responsibility of the Committee or its members: (a) to plan or conduct audits; (b) to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles; or (c) to conduct other types of auditing or accounting reviews or similar procedures or investigations. The Committee, its Chair and its members with accounting or finance expertise are members of the Board, appointed to the Committee to provide broad oversight of the financial, risk and control related activities of the Company, and are specifically not accountable or responsible for the day to day operation or performance of such activities.

Procedures

1.	Number of Members – The members of the Committee shall be appointed by the Board. The Committee will be composed of not less than three (3) Board members.

2.

Independence – The Committee shall be constituted at all times of directors who are “independent” (a) within the meaning of all Canadian securities laws and stock exchange requirements, each as in effect and applicable to Hydro One Limited from time to time; and (b) of the Province of Ontario within the meaning of the Governance Agreement between the Company and the Province of Ontario (as amended, revised or replaced from time to time, the “Governance Agreement”).

3.

Financial Literacy – Each member shall be “financially literate” within the meaning of other applicable requirements or guidelines for audit committee service under securities laws or the rules of any applicable stock exchange, including NI 52-110. At least one member will otherwise qualify as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission.

4.

Cross-Appointment – No member may serve on the audit committee of more than two other public companies, unless the Board determined that this simultaneous service would not impair the ability of the member to serve effectively on the Committee.

5.

Appointment and Replacement of Committee Members – Any member of the Committee may be removed or replaced at any time by the Board and shall automatically cease to be a member of the Committee upon ceasing to be a director. The Board shall fill any vacancy if the membership of the Committee is less than three directors. Whenever there is a vacancy on the Committee, the remaining members may exercise all its power as long as a quorum remains in office. Subject to the foregoing, the members of the Committee shall be appointed by the Board annually and each member of the Committee shall remain on the Committee until his or her successor shall be duly appointed and qualified or his or her earlier resignation or removal.

6.

Committee Chair – Unless a Committee Chair is designated by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee. The Committee Chair shall be responsible for leadership of the Committee and reporting to the Board. If the Committee Chair is not present at any meeting of the Committee, one of the other members of the Committee who is present shall be chosen by the Committee to preside at the meeting. The Committee Chair shall also appoint a secretary who need not be a director.

7.

Conflicts of Interest – If a Committee member faces a potential or actual conflict of interest relating to a matter before the Committee, other than matters relating to the compensation of directors, that member shall be responsible for alerting the Committee Chair. If the Committee Chair faces a potential or actual conflict of interest, the Committee Chair shall advise the Board Chair. If the Committee Chair, or the Board Chair, as the case may be, concurs that a potential or actual conflict of interest exists, the member faced with such conflict shall disclose to the Committee the member’s interest and shall not be present for or participate in any discussion or other consideration of the matter and shall not vote on the matter.

8.

Meetings – The Committee shall meet regularly and as often as it deems necessary to perform the duties and discharge its responsibilities as described herein in a timely manner, but not less than four (4) times a year. The Committee shall maintain written minutes of its meetings, which will be filed in the Company’s corporate minute books. The Board Chair may attend and speak at all meetings of the Committee, whether or not the Board Chair is a member of the Committee.

9.

Separate Private Meetings – The Committee shall meet regularly, but no less than quarterly, with the Chief Financial Officer, the head of the internal audit function (if other than the Chief Financial Officer) and the external auditors in separate private sessions to discuss any matters that the Committee or any of these groups believes should be discussed privately and such persons shall have access to the Committee to bring forward matters requiring its attention. The

Committee shall also meet at each meeting of the Committee without management or non-independent directors present, unless otherwise determined by the Committee Chair.

10.

Professional Assistance – The Committee may require the external auditors to perform such supplemental reviews or audits as the Committee may deem desirable and may retain such special legal, accounting, financial or other consultants as the Committee may determine to be necessary to carry out the Committee’s duties, in each case at the Company’s expense and inform the Chair of the Governance Committee of any such retainer. The Company’s external auditors will have direct access to the Committee at their own initiative.

11.

Reliance – Absent actual knowledge to the contrary (which shall be promptly reported to the Board), each member of the Committee shall be entitled to rely on: (a) the integrity of those persons or organizations within and outside the Company from which it receives information; (b) the accuracy of the financial and other information provided to the Committee by such persons or organizations; and (c) representations made by management and the external auditors as to any information technology, internal audit and other permissible non-audit services provided by the external auditors to the Company and its subsidiaries.

12.

Reporting to the Board – The Committee will report through the Committee Chair to the Board following meetings of the Committee on matters considered by the Committee, its activities and compliance with this Mandate.

Responsibilities

The principal responsibilities of the Committee are:

Selection and Oversight of the External Auditors

1.

approve the terms of engagement and, if the shareholders authorize the Board to do so, the compensation to be paid by the Company to the external auditors with respect to the conduct of the annual audit. The external auditors are ultimately accountable to the Committee and the Board as the representatives of the shareholders of the Company and shall report directly to the Committee and the Committee shall so instruct the external auditors.

2.

evaluate the quality of service, independence, objectivity, professional skepticism and performance of the external auditors and make recommendations to the Board on the reappointment or appointment of the external auditors of the Company to be proposed for shareholder approval and shall have authority to terminate the external auditors. If a change in external auditors is proposed by the Committee or management of the Company, the Committee shall review the reasons for the change and any other significant issues related to the change, including the response of the incumbent external auditors, and enquire on the qualifications of the proposed external auditors before making its recommendation to the Board.

3.

review and approve policies and procedures for the pre-approval of services to be rendered by the external auditors. All permissible non-audit services to be provided to the Company or any of its affiliates by the external auditors or any of their affiliates that are not covered by pre-approval policies and procedures approved by the Committee shall be subject to pre-approval by the Committee. The Committee shall have the sole discretion regarding the prohibition of the external auditor providing certain non-audit services to the Company and its affiliates. The Committee shall also review and approve disclosures with respect to permissible non-audit services.

4.

review the independence and professional skepticism of the external auditors and make recommendations to the Board on appropriate actions to be taken which the Committee deems necessary to protect and enhance the independence of the external auditors. In connection with such review, the Committee shall:

(a)

actively engage in a dialogue with the external auditors about all relationships or services that may impact the objectivity and independence of the external auditors, including whether there are any disputes, restrictions or limitations placed on their work;

(b)	obtain from external auditors at least annually, a formal written statement delineating all relationships between the Company and the external auditors and their affiliates;

(c)

ensure the rotation of the lead (and concurring) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by applicable law or professional practice; and

(d)	consider the auditor independence standards promulgated by applicable auditing regulatory and professional bodies.

5.	review and approve policies for the hiring by the Company of employees or former employees of the external auditors.

6.

require the external auditors to provide to the Committee, and review and discuss with the external auditors, all notices and reports which the external auditors are required to provide to the Committee or the Board under rules, policies or practices of professional or regulatory bodies applicable to the external auditors, and any other reports which the Committee may require. Such reports shall include:

(a)

a description of the external auditors’ internal quality-control procedures, any material issues respecting the external auditors raised by the most recent internal quality-control review, peer review or review body with auditing oversight responsibility over the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

(b)

a report describing: (i) the proposed audit plan and approach , (ii) all critical accounting policies and practices to be used by the Company; (iii) all alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; and (iv) other material written communication between the external auditors and management, such as any management letter or schedule of unadjusted differences.

7.

meet periodically with the external auditors to discuss their audit plan for the year, progress of their activities, any significant findings stemming from the external audit, any changes required in the planned scope of their audit plan, whether there are any disputes or any restrictions or limitations on the external auditors.

8.

review the experience and qualifications of the audit team and review the performance of the external auditors, including assessing their effectiveness and quality of service, annually and, every five (5) years, perform a comprehensive review of the performance of the external auditors over multiple years to provide further insight on the audit firm, its independence and application of professional standards.

Appointment and Oversight of Internal Auditors

9.

review and approve the appointment, terms of engagement, compensation, replacement or dismissal of the internal auditors. When the internal audit function is performed by employees of the Company, the Committee may delegate responsibility for approving the employment, terms of employment, compensation and termination of employees engaged in such function other than the head of the Company’s internal audit function.

10.

meet periodically with the internal auditors to review and approve their audit plan for the year, and discuss progress of their activities, any significant findings stemming from internal audits, any changes required in the planned scope of their audit plan and whether there are any disputes, restrictions or limitations on internal audit.

11.	review summaries of the significant reports to management prepared by the internal auditors, or the actual reports if requested by the Committee, and management’s responses to such reports.

12.

communicate with, as it deems necessary, the internal auditors with respect to their reports and recommendations, the extent to which prior recommendations have been implemented and any other matters that the internal auditor brings to the attention of the Committee. The head of the internal audit function shall have unrestricted access to the Committee.

13.

evaluate, annually or more frequently as it deems necessary, the internal audit function, including its activities, organizational structure, independence and the qualifications, effectiveness and adequacy of the function.

Oversight and Review of Accounting Principles and Practices

14.	review and discuss with management, the external auditors and the internal auditors (together and separately as it deems necessary), among other items and matters:

(a)

the quality, appropriateness and acceptability of the Company’s accounting principles, practices and policies used in its financial reporting, its consistency from period to period, changes in the Company’s accounting principles or practices and the application of particular accounting principles and disclosure practices by management to new transactions or events;

(b)

all significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative methods within generally accepted accounting principles on the financial statements and any “second opinions” sought by management from an external auditor with respect to the accounting treatment of a particular item;

(c)

any material change to the Company’s auditing and accounting principles and practices as recommended by management, the external auditors or the internal auditors or which may result from proposed changes to applicable generally accepted accounting principles;

(d)	the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented;

(e)	any reserves, accruals, provisions or estimates that may have a material effect upon the financial statements of the Company;

(f)	the use of any “pro forma” or “adjusted” information which is not in accordance with generally accepted accounting principles;

(g)	the effect of regulatory and accounting initiatives on the Company’s financial statements and other financial disclosures; and

(h)	legal matters, claims and contingencies that could have a significant impact on the Company’s financial statements.

15.	review and resolve disagreements between management and the external auditors regarding financial reporting or the application of any accounting principles or practices.

Oversight and Monitoring of Internal Controls

16.	exercise oversight of, review and discuss with management, the external auditors and the internal auditors (together and separately, as it deems necessary:

(a)	the adequacy and effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with applicable laws and regulations;

(b)	any significant deficiencies or material weaknesses in internal control over financial reporting or disclosure controls and procedures, and the status of any plans for their remediation;

(c)

the adequacy of the Company’s internal controls and any related significant findings and recommendations of the external auditors and internal auditors together with management’s responses thereto; and

(d)	management’s compliance with the Company’s processes, procedures and internal controls.

Oversight and Monitoring of the Company’s Financial Reporting and Disclosures

17.

review with the external auditors and management and recommend to the Board for approval the audited annual financial statements and unaudited interim financial statements, and the notes and Managements’ Discussion and Analysis accompanying all such financial statements, the Company’s annual report and any other disclosure documents or regulatory filings containing or accompanying financial information of the Company, prior to the release of any summary of the financial results or the filing of such reports with applicable regulators.

18.

discuss earnings press releases prior to their distribution, as well as financial information and earnings guidance prior to public disclosure, it being understood that such discussions may, in the discretion of the Committee, be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made) and that the Committee need not discuss in advance each earnings release or each instance in which the Company gives earning guidance.

19.	review with management the Company’s disclosure controls and procedures and material changes to the design of the Company’s disclosure controls and procedures.

20.	receive and review the financial statements and other financial information of material subsidiaries of the Company and any auditor recommendations concerning such subsidiaries.

21.	meet with management to review the adequacy of the process and systems in place for ensuring the reliability of public disclosure documents that contain audited and unaudited financial information.

Oversight of Finance Matters

22.

periodically review matters pertaining to the Company’s material policies and practices respecting cash management and material financing strategies or policies or proposed financing arrangements and objectives of the Company.

23.

periodically review the Company’s major financial risk exposures (including foreign exchange and interest rate) and management’s initiatives to control such exposures, including the use of financial derivatives and hedging activities.

24.

review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), leases and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves, or significant components of revenues or expenses.

25.

review and discuss with management any equity investments, acquisitions and divestitures that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves, or significant components of revenues or expenses.

26.

review and discuss with management the Company’s effective tax rate, adequacy of tax reserves, tax payments and reporting of any pending tax audits or assessments, and material tax policies and tax planning initiatives.

27.	review the organizational structure of the finance function and satisfy itself as to the qualifications, effectiveness and adequacy of the function.

28.	review the work plan and progress on implementation of major information technology system changes and satisfy itself as to the adequacy of the information system infrastructure.

Regulatory Matters

29.	review the financial impact to the Company of electrical regulatory initiatives.

30.	review the financial impact to the Company of regulatory matters.

31.	review the financial implications of Company initiatives which may have a material impact on transmission and distribution rate filing applications.

Code of Business Conduct, Whistleblower Policy and Fraud Risk Assessment Management Program

32.	review and recommend to the Board for approval any changes to the Code of Business Conduct for employees, officers and directors of the Company.

33.

review and approve changes to the whistleblower policy or other procedures for: (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

34.	oversee management’s monitoring of, compliance with the Company’s Code of Business Conduct and the Whistleblower Policy.

35.	oversee the Company’s Fraud Risk Assessment Management Program and monitor management’s compliance with that Program.

Enterprise Risk Management

36.	review the Enterprise Risk Management framework for the Company and assess the adequacy and completeness of the process for identifying and assessing the key risks facing the Company.

37.	meet with the head of the Enterprise Risk Management function at least semi-annually.

38.	ensure that primary oversight responsibility for each of the key risks identified in the Enterprise Risk Management framework is assigned to the Board or one of its Committees.

Additional Responsibilities

39.	review the Company’s privacy and data security risk exposures and measures taken to protect the security and integrity of its management information systems and Company and customer data.

40.

review and approve in advance any proposed related-party transactions and required disclosures of such in accordance with applicable securities laws and regulations and consistent with the Company’s related party transaction policy, and report to the Board on any approved transactions.

41.	review on an annual basis reports on the expense accounts of the Chief Executive Officer and his or her direct reports.

42.	review the directors’ and officers’ insurance policies of the Company and make recommendations to the Board for approval of renewal of such policies or amendment or the replacement of the insurer.

43.

undertake on behalf of the Board such other initiatives as may be necessary or desirable to assist the Board in fulfilling its oversight responsibilities with respect to financial reporting and perform such other functions as required by law, stock exchange rules or the Company’s constating documents.

44.	review annually the adequacy of this Mandate and ensure that it is disclosed in compliance with applicable securities laws and stock exchange rules and posted on the Company’s website.

Approved by the Board on February 13, 2018.